Exhibit 2.1

PURCHASE AGREEMENT

(CONTACT ENERGY LIMITED)

ARTICLE I.	BASIC TRANSACTIONS

1.1	Sale and Purchase of Project Securities

1.2	Takeover Offer

1.3	Contact Shares Delivery Transaction

1.4	Confidentiality Agreements

1.5	[Intentionally omitted.]

1.6	Assignments Among Seller Parties

1.7	Excluded Items

ARTICLE II.	PURCHASE PRICE, PAYMENTS

2.1	Purchase Price

2.2	Payment of Purchase Price

2.3	Adjustments

ARTICLE III.	CLOSING

3.1	Time and Place of Project Closing

3.2	[Intentionally Omitted]

3.3	Postponement of Project Closing Date

3.4	Documents to Be Delivered by EME

3.5	Documents to Be Delivered by the Purchaser Parties

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF EME

4.1	Organization

4.2	Authority and Enforceability

4.3	No Breach or Conflict

4.4	Consents

4.5	Ownership Interests

4.6	Financial Information

4.7	No Undisclosed Liabilities

4.8	Absence of Certain Developments

4.9	Title to Properties

4.10	Material Contracts

4.11	Intellectual Property

4.12	Taxes

4.13	Licenses

i

4.14	Compliance with Law

4.15	Environmental Matters

4.16	Continuous Disclosure Obligation

4.17	[Intentionally omitted.]

4.18	Litigation

4.19	Labor Matters

4.20	Employee Benefits

4.21	Insurance

4.22	Financial Advisors

4.23	Receivables and Payables

4.24	Employees

4.25	Limitation of Representations and Warranties

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

5.1	Organization

5.2	Authorization of Agreement

5.3	No Breach or Conflict

5.4	Consents

5.5	Litigation

5.6	Investment Intention

5.7	Financial Capability

5.8	No Knowledge of Breach

5.9	Qualified for Licenses

5.10	[Intentionally Omitted.]

5.11	Financial Advisors

ARTICLE VI.	COVENANTS

6.1	Access to Information

6.2	Purchaser Diligence Obligations

6.3	Negative Operating Covenants

6.4	Foreign Implementing Agreements

6.5	Appropriate Actions

6.6	Post-Closing Cooperation

6.7	Confidentiality

6.8	Public Announcements

6.9	Use of Name

6.10	Directors’ and Officers’ Indemnification

6.11	Further Assurances

6.12	Purchaser Parent Guarantee

6.13	Restructuring

6.14	[Intentionally Omitted]

6.15	[Intentionally Omitted]

6.16	[Intentionally Omitted]

6.17	[Intentionally Omitted]

6.18	[Intentionally Omitted]

6.19	[Intentionally Omitted

6.20	Seconded Personnel

6.21	Disposition of Excluded Items

6.22	Valley Power Transaction

6.23	Contact Board of Directors

6.24	Distribution of Reserves

ARTICLE VII.	TAX MATTERS

7.1	Responsibility for Filing Tax Returns

7.2	[Intentionally Omitted.]

7.3	Internal Restructurings

7.4	Payment of Taxes

7.5	Refunds and Tax Benefits

7.6	Cooperation on Tax Matters

7.7	Tax-Sharing Agreements and Other Elections

7.8	Certain Taxes and Fees

7.9	Purchaser Tax Acts

7.10	Dutch Fiscal Unity

7.11	Dutch Chain Liability

7.12	New Zealand Imputation Credits

ARTICLE VIII.	CONDITIONS TO CLOSING

8.1	Conditions Precedent to Obligations of Each Party

8.2	Other Conditions Precedent to Obligations of the Purchaser Parties

8.3	Other Conditions Precedent to Obligations of the Seller Parties

ARTICLE IX.	TERMINATION

9.1	Termination of Agreement

9.2	Effect of Termination

ARTICLE X.	DEFINITIONS

10.1	Certain Definitions

10.2	Usage

ARTICLE XI.	INDEMNIFICATION

11.1	Survival

11.2	Exclusive Remedy

11.3	Indemnification Coverage

11.4	Procedures

11.5	Tax Indemnification

11.6	Indemnity Payments Treated as Adjustment to the Project Purchase Price

ARTICLE XII.	MISCELLANEOUS

12.1	Construction; Conflicts

12.2	Expenses

12.3	Incorporation of Exhibits and Schedules

12.4	Arbitration

12.5	Binding Effect; Assignment

12.6	No Right of Set-Off

12.7	Time of Essence

12.8	Entire Agreement; Amendments and Waivers

12.9	Governing Law

12.10	Table of Contents and Headings

12.11	Notices

12.12	Severability

12.13	Enforcement

12.14	Counterparts; Signature Page Delivery

12.15	Currency

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”) is made as of July 20, 2004 (the “Effective Date”), by and among Edison Mission Energy, a Delaware corporation (“EME”), as principal for itself and as agent on behalf of each of the other Sellers, and Origin Energy New Zealand Limited, a New Zealand corporation (the “Purchaser”) and each of the other Persons executing this Agreement who are identified as Purchaser Parents on the signature page(s) to this Agreement (the “Purchaser Parents”).

WITNESSETH:

WHEREAS, EME is the indirect owner of all of the issued and outstanding shares of MEC International BV, a Netherlands company, having its registered office at De Lairessestraat 111-115, 1075 HH, Amsterdam, The Netherlands (“MEC BV”);

WHEREAS, EME, either through its ownership of MEC BV or otherwise, is the direct or indirect parent entity of each of the other Sellers, and each Seller (other than EME) is or will be as of the Project Closing a direct or indirect Wholly Owned Subsidiary of EME;

WHEREAS, each Seller of Project Securities owns direct or indirect equity interests in the respective Acquired Companies listed opposite such Seller’s name on Schedule A;

WHEREAS, the Sellers collectively own directly or indirectly 100% of EME’s and MEC BV’s record and beneficial ownership in the Acquired Companies;

WHEREAS, the Purchaser Parents collectively own 100% of the direct equity interests in the Purchaser;

WHEREAS, EME desires to sell and to cause to be sold to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Sellers’ direct or indirect equity interests in the Acquired Companies; and

WHEREAS, capitalized terms used in this Agreement have the meanings given them in Article X of this Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
BASIC TRANSACTIONS

1.1                                 Sale and Purchase of Project Securities.  Upon the terms and subject to the conditions contained in this Agreement, on the Project Closing Date, EME will, and it will cause each of the other Sellers to, sell and deliver to the Purchaser, and the Purchaser agrees that it will purchase from EME and the other pertinent Sellers, the Project Securities that are listed opposite the name of each Seller of Project Securities on Schedule A.

1.2                                 Takeover Offer.

(a)                                  The Purchaser will (i) on the first Business Day after the Effective Date, together with EME cause to be delivered to the Takeovers Panel a request for exemption from certain rules of the Takeovers Code in substantially the form attached hereto as Schedule 1.2(a)(i) (“Exemption Request”), and (ii) provided the Takeovers Panel issues an exemption notice in substantially the form attached to the Exemption Request (the “Proposed Exemption Notice”) or an exemption notice not adverse to EME or the Purchaser as compared to the Proposed Exemption Notice (in either case, upon issuance, an “Exemption Notice”), on the third Business Day after request is made by EME to Purchaser (which request shall be made in sufficient time such that the Project Closing can occur prior to the expiration of the Exemption Notice but shall not be made later than October 11, 2004) give notice to Contact pursuant to rule 41 of the Takeovers Code (the “Company Notice”) of the Purchaser’s intention to make the Takeover Offer in substantially the form of Schedule 1.2(a)(ii).  EME and the Purchaser shall each use its Commercially Reasonable Efforts to obtain the Exemption Notice and shall act reasonably in considering whether or not to accept any changes to the Proposed Exemption Request or the Contemplated Transactions required by the Takeovers Panel or requested by EME for the purpose of enhancing the likelihood of the Takeovers Panel issuing an Exemption Notice not adverse to EME or the Purchaser as compared to the Proposed Exemption Notice.  If the Takeovers Panel denies the Exemption Request (or issues an exemption notice other than the Proposed Exemption Notice or as is not adverse to EME or the Purchaser as compared to the Proposed Exemption Notice), or fails to issue an Exemption Notice within thirty (30) Business Days of the making of the Exemption Request (subject to reasonable extension by EME upon written notice to Purchaser based on EME’s reasonable judgment that an extension of such period will increase the likelihood that an acceptable Exemption Notice will be issued), then (A) EME will, within ten (10) Business Days after the expiration of such thirty (30) Business Day (or longer) period, or notice from the Takeovers Panel of such denial, notify the Purchaser whether EME elects to terminate this Agreement, or to accept the Takeover Offer by causing the Sellers to deliver the Seller-Owned Contact Shares in lieu of the Project Securities (a “Contact Shares Delivery Transaction”), and (B) if EME elects a Contact Shares Delivery Transaction then, within three (3) Business Days after request is made by EME to Purchaser (which request shall be made not later than October 11, 2004), the Purchaser will give to Contact the Company Notice, except that the Takeover Offer shall be exclusively for Contact Shares and shall be unconditional except for the condition that Purchaser obtain greater than 50% of the outstanding Contact Shares in such Takeover Offer.  If EME fails to make an election within the ten (10) Business Day period referred to in Section 1.2(a)(A), EME shall be deemed to have elected a Contact Shares Delivery Transaction.  If the Parties agree to a change to the Contemplated Transactions pursuant to this Section 1.2(a) in order to obtain an acceptable Exemption Notice, the Parties shall execute an appropriate amendment to this Agreement.

(b)                                 The Per-Contact Share Price will be the price per Contact Share offered in the Takeover Offer.

(c)                                  The Purchaser will send the Takeover Offer in accordance with rule 43 of the Takeovers Code, subject to any amendments agreed to in writing by EME, as soon as reasonably possible during the period beginning 14 days and ending 30 days after the Purchaser has sent the Company Notice to Contact, or such other date permitted under the Takeovers Code as may be agreed between EME and the Purchaser.  In considering whether or not to consent to proposed amendments to the Takeover Offer, EME will act reasonably and without undue delay.  It will be unreasonable for EME to withhold its consent to a proposed amendment to the Takeover Offer that does not adversely affect EME or the Contemplated Transactions or if such amendment is to be made after the Project Closing Date, so long as such amendment is in accordance with Applicable Law and the Exemption Notice.

(d)                                 The Purchaser will ensure that the Takeover Offer complies with the Exemption Notice and with the Takeovers Code and is open for acceptance by all holders of Contact Shares, including Universal Holdings and Pacific Holdings if and to the extent required by the absence of an exemption sought by the Purchaser in the Proposed Exemption Notice.  If for any reason, other than a failure by EME to comply with this Agreement, the Project Closing cannot occur before the end of the period of the Takeover Offer or the Takeovers Panel requires any amendment to the Takeover Offer or Takeover Offer documents, the Purchaser will consult with EME and will use its Commercially Reasonable Efforts to enable the Project Closing to occur without violation of the Takeovers Code, including extending the period of the Takeover Offer so that the Project Closing can occur prior to the expiration of such Takeover Offer.

(e)                                  If the Takeovers Panel grants an exemption permitting Sellers to accept the Takeover Offer by delivering the Project Securities instead of the Seller-Owned Contact Shares, but does not grant an exemption permitting the Project Closing to occur separate from the Takeover Offer, such change to the Proposed Exemption Notice will be accepted by EME and Sellers will accept the Takeover Offer by delivering the Project Securities in acceptance of the Takeover Offer.  If the Takeovers Panel does not grant an exemption permitting acceptance by Sellers of the Takeover Offer by delivery of the Project Securities, then Sellers shall accept by delivery of the Seller-Owned Contact Shares, if EME so elects the Contact Shares Delivery Transaction.  If EME elects to terminate the Agreement under Section 1.2(a)(A), (i) EME must, within five (5) Business Days of that election, pay the Purchaser US$10,000,000 as liquidated damages and not as a penalty and (ii) EME shall cause (A) any Seller Party (as that expression is defined in relation to a Contact Shares Delivery Transaction) that intends to sell its Seller-Owned Contact Shares (or any of them) within 12 months of the date EME elects to terminate this Agreement, to first offer the Purchaser the right to purchase all, but not less than all, of those Seller-Owned Contact Shares at the Per-Contact Share Price before they are offered to any other prospective purchaser and must provide the Purchaser with a minimum of fifteen (15) Business Days in which to elect whether or not to purchase those Contact Shares and (B) if EME or any of its Affiliates intends to enter into a transaction that would result in the Seller-Owned Contact Shares being owned by an entity other than EME or a Subsidiary of EME, EME must first offer the Purchaser the right to purchase all, but not less than all, of the Seller-Owned Contact Shares (or such of those Contact Shares as are still owned, directly or indirectly, by EME) at the Per-Contact Share Price and must provide the Purchaser with a minimum of fifteen (15) Business Days in which to elect whether or not to purchase those Seller-Owned Contact Shares, provided, however, that this sentence shall not apply to any direct or indirect sale or transfer as a result of which the Seller-Owned Contact Shares remain owned by EME or any Wholly Owned Subsidiary of EME.  If Purchaser elects to purchase the Seller-Owned Contact Shares in accordance with the preceding sentence, it shall close such purchase promptly, but in any case within twenty (20) Business Days of electing to purchase such Seller-Owned Contact Shares.  If Purchaser fails to make an election within the fifteen (15) Business Day period referred to above, Purchaser shall be deemed to have elected not to purchase such Seller-Owned Contact Shares.

(f)                                    The Sellers will not deliver the Project Securities and the Purchaser shall not be required to give the Company Notice to Contact if (i) Contact has suffered or announced a change or matter since the Effective Date that has had or would reasonably be expected to have a Material Adverse Effect on Contact and its Subsidiaries taken as a whole, other than as a result of facts or circumstances disclosed in a report filed by Contact with the New Zealand Exchange Limited or in an announcement made by Contact generally to the public, in either case before the Effective Date and (ii) the Purchaser gives notice thereof to the Sellers before (x) Project Closing, in the case of delivery of Project Securities or (y) the commencement of the Takeover Offer, if a Contact Shares Delivery Transaction.

1.3                                 Contact Shares Delivery Transaction.  Notwithstanding the provisions of Sections 1.1 and 2.1, in the event EME elects the Contact Shares Delivery Transaction; (a) the amount payable by the Purchaser for each of the Seller-Owned Contact Shares in the Takeover Offer shall be the Per-Contact Share Price; (b) EME and the Controlled Acquired Companies shall be required to satisfy, through payment, defeasance or otherwise, the Pacific Holdings Leverage at or prior to the Project Closing; (c) the “Sellers” shall be Universal Holdings and Pacific Holdings and the Seller-Owned Contact Shares shall be regarded as “Project Securities” for purposes only of Sections 1.1, 2.2, 3.1, 3.4, 3.5, 4.5(a), 5.10(b), 6.6, 6.7, 6.23, Article VII, and Section 11.2; and (d) for purposes of Section 8.2(a), only the representations and warranties set forth in Sections 4.1 through 4.5, 4.18(b), and 4.18(c), 4.22 and 4.25 shall be considered.  Notwithstanding the remaining terms and conditions of this Agreement, and for the avoidance of doubt, the Parties agree and acknowledge that, in the event EME elects the Contact Shares Delivery Transaction, the Seller Parties shall not sell, and the Purchaser Parties shall not obtain or incur, any interest in or Liabilities of or for the Controlled Acquired Companies.

1.4                                 Confidentiality Agreements.  On the Project Closing Date, EME shall designate the Purchaser Parties as intended third party beneficiaries under the confidentiality agreements entered into between EME and certain third party prospective bidders in connection with the Auction Process (collectively, the “Auction Confidentiality Agreements”), insofar as such Auction Confidentiality Agreements pertain to (a) any Review Material (as defined in such Auction Confidentiality Agreements) or other confidential or proprietary information of, involving or otherwise related to any Acquired Company, (b) any employees of any Acquired Company, or (c) any covenants, agreements or indemnities set forth in such Auction Confidentiality Agreements involving or otherwise related to, any Acquired Company or potential transaction pertaining thereto and covered by such Auction Confidentiality Agreements.

1.5                                 [Intentionally omitted.]

1.6                                 Assignments Among Seller Parties.  This Agreement shall not constitute an agreement to assign any asset or to assume any liability between or among any Seller Parties.

1.7                                 Excluded Items.  Notwithstanding anything in Article I to the contrary, the assets set forth on Schedule 1.7 and any and all Liabilities related thereto (the “Excluded Items”) are excluded from this Agreement and from the Contemplated Transactions and the Seller Parties shall sell, transfer or otherwise dispose of the Excluded Items prior to the Project Closing Date so that none of the Controlled Acquired Companies shall have any direct or indirect ownership interest in, or any other Liability for, the Excluded Items as of the Project Closing Date, except for such Liabilities that are the subject of EME’s indemnification in Section 11.3(a).

ARTICLE II.
PURCHASE PRICE, PAYMENTS

2.1                                 Purchase Price

(a)                                  The purchase price to be paid for the Project Securities shall be the amount calculated on Schedule 2.1(a) (as it may be adjusted pursuant to this Agreement, the “Project Purchase Price”).

(b)                                 EME, on behalf of itself and the other Sellers, and the Purchaser, on behalf of itself and the other Purchaser Parties, acknowledge and agree that (i) the Project Purchase Price equals the aggregate net equity value for the Seller-Owned Contact Shares as of the Effective Date, as agreed between EME and the Purchaser as a result of arms’ length bargaining in good faith, (ii) the Pacific Holdings Leverage Amount equals the aggregate principal and redemption amount payable in NZ$ by Pacific Holdings with respect to the Pacific Holdings Leverage, (iii)  the Purchaser Parties are paying to the Sellers no consideration for the Seller-Owned Contact Shares other than the Per-Contact Share Price that the Purchaser Parties will offer for the remaining Contact Shares in the Takeover Offer, and (iv) each of the Sellers and the Purchaser Parties shall be bound by the foregoing for all purposes related to the Takeover Offer.

2.2                                 Payment of Purchase Price.  On the Project Closing Date, the Purchaser will, and each Purchaser Parent will cause the Purchaser to, pay the Project Purchase Price to such Sellers or other Subsidiaries or designees of EME by wire transfer of immediately available funds in New Zealand Dollars into such accounts as EME shall direct in a written notice delivered at least five (5) Business Days prior to the Project Closing Date and in such respective amounts as are designated in such notice by EME.  The Project Purchase Price shall be paid without reduction or offset for any transfer, documentary, sales, value-added, goods and services, use, stamp, registration and other similar Taxes, or for any Taxes withheld, deducted from, or paid with respect to, the Project Purchase Price, other than Taxes required by Law to be withheld from the Project Purchase Price, in which case the Purchaser shall withhold such Taxes and pay them to the appropriate tax authority by the required date for payment, subject however to Section 7.8.  If the Purchaser believes it is required by Law to withhold any such Tax, the Purchaser shall deliver to the Sellers, as soon as practicable after becoming aware of such a requirement, a schedule specifying the amount of Tax required to be withheld in each jurisdiction and the basis therefor.  The Purchaser shall promptly deliver to the Sellers any withheld Taxes subsequently refunded to the Purchaser.  To the extent any Tax refund under this section is subject to Tax to the recipient, the amount payable to EME will be the after-Tax amount of such a Tax refund amount, provided that if any such Tax is refunded to or otherwise recovered by the recipient, such refund shall be for the account of and paid over to EME.  If there is a Contact Shares Delivery Transaction, EME shall be paid in the same manner as holders of Contact Shares that sell in the Takeover Offer.  The Parties agree that for the purposes of the accrual rules in the Income Tax Act 1994 (New Zealand), the Project Purchase Price is the lowest price they would have agreed for the Project Securities if payment would have been required in full at the time the first right in the Project Securities passed.

2.3                                 Adjustments.

(a)                                  The Per-Contact Share Price and the Project Purchase Price shall be subject to adjustment as follows:

(i)                                     The Per-Contact Share Price shall be decreased by the amount of Contact Dividends paid per share on or after the Effective Date, other than any Contact Dividend declared before the Effective Date;

(ii)                                  The Project Purchase Price shall be increased by any reduction in the Pacific Holdings Leverage Balance since the Effective Date; and

(iii)                               The Project Purchase Price shall be increased or decreased, as the case may be, by the sum of the Net Operating Capital, as of Project Closing, of all Controlled Acquired Companies (based, if any amounts are expressed in US Dollars, on the Currency Exchange Rate in effect as of the Project Closing Date).

(b)                                 With respect to Section 2.3(a)(i), the Parties intend that any such decrease shall treat the Seller Parties and the other holders of Contact Shares equally, and thus:

(i)                                     If Contact pays a Contact Dividend during the period from the Effective Date to the Project Closing Date, other than any Contact Dividend declared before the Effective Date, the Per-Contact Share Price will be reduced by the amount of the Contact Dividend paid per share; and

(ii)                                  If for any reason the Project Closing Date occurred before the date of payment for some or all other Contact Shares purchased in the Takeover Offer and Contact pays a Contact Dividend during that interim period, the Per-Contact Share Price for such Contact Shares will be reduced by the amount of the Contact Dividend paid per share (such that the holders of Contact Shares other than Universal Holdings and Pacific Holdings that have not then been paid will, by receiving the combination of the amount of the Contact Dividend and the reduced Per-Contact Share Price, receive the same consideration for Contact Shares as Sellers received through the unreduced Project Purchase Price and other holders of Contact Shares previously paid received through the unreduced Per-Contact Share Price).

(c)                                  With respect to Section 2.3(a)(iii), the term “Net Operating Capital” shall mean cash and cash equivalents, plus current accounts receivable of such Controlled Acquired Company from Persons other than EME or a Wholly-Owned Subsidiary thereof, minus current accounts payable and current accrued liabilities of such Controlled Acquired Company to Persons other than EME or a Wholly-Owned Subsidiary thereof (provided that, for the avoidance of doubt, “current accrued liabilities” shall include unpaid interest and preferred dividends accrued on the Pacific Holdings Leverage Amount to the Project Closing as if the Project Closing Date was the date of payment of such amounts), but excluding from any such current accounts receivable or payable or accrued liabilities, Taxes (which are governed by Article VII and Section 11.5); provided, however, “Net Operating Capital” does not include any assets and liabilities from price risk management activities determined in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and shall be based solely upon the internal records of, and the valuation and accounting methods customarily used by, the Sellers, absent manifest error, it being understood that under no circumstances shall an audit be required as between the Sellers and the Purchaser Parties.  In no event will any adjustment for Net Operating Capital reflect any economic value of the Contact Shares, but will reflect only the economic value of the cash, cash equivalents, current accounts receivable and payable, and current liabilities of the Controlled Acquired Companies.

(d)                                 No less than ten (10) nor more than twenty (20) Business Days before the Project Closing, EME shall deliver to the Purchaser a certificate executed on EME’s behalf by a responsible officer setting forth EME’s estimate, in reasonable detail, of the adjustment to the Project Purchase Price arising under this Section, and, for purposes of payments to be made at the Project Closing, the Project Purchase Price shall be adjusted by one hundred percent (100%) of such estimate.

(e)                                  Within four (4) months after the Project Closing, the Purchaser shall provide a certificate to EME, and EME may provide a certificate to the Purchaser, executed on the delivering Party’s behalf by a responsible officer setting forth any proposed modifications to EME’s original estimate of the adjustments to the Project Purchase Price arising under Sections 2.3(a)(ii) and (iii), which proposed modifications shall be limited to (i) errors claimed by the Purchaser or EME to exist in EME’s estimate, setting forth in reasonable detail the basis for same, and (ii) the inability of Purchaser (or the applicable Controlled Acquired Company) to collect any accounts receivable that were included in EME’s estimate of Net Operating Capital.  Purchaser and EME shall attempt to resolve any disagreement regarding such proposed modifications within thirty (30) days after the Purchaser’s submission of same to EME, and disputes that are unresolved for more than thirty (30) days shall be subject to arbitration in accordance with Section 12.4.  Within five (5) Business Days following determination of such modifications, if any, either EME (as principal and as agent for the other Sellers) shall pay to the Purchaser, or the Purchaser shall pay to EME, as the case may be, in immediately available funds, the amount of any such modification, provided that the pendency of a dispute shall not affect the payment obligation hereunder of either EME or the Purchaser to the extent such payment is not disputed.  In the event that the inability of Purchaser (or a Controlled Acquired Company) to collect an account receivable is included in any such modification, the Purchaser shall arrange to have such account assigned to EME (as principal and as agent for the other Sellers), and the assignee shall be free to collect the same.

ARTICLE III.
CLOSING

3.1                                 Time and Place of Project Closing.  Subject to the provisions of Section 3.3 below, the closing of the sale, purchase, and delivery of the Project Securities provided for in Articles I and II (the “Project Closing”) will take place at or be directed from the offices of Munger, Tolles & Olson LLP located at 355 S. Grand Avenue, 35th Floor, Los Angeles, California (and/or at such other place in Los Angeles as EME shall designate in writing at least five (5) Business Days before Project Closing), at a mutually convenient time and on a mutually convenient date that is on or before the tenth (10th) Business Day after the date on which all of the respective conditions to the Project Closing set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Project Closing) have been satisfied (or waived by the Party entitled to waive such condition) but not later than the Outside Date, provided that the Project Closing will not occur before the first Business Day on which the Purchaser Parties may purchase the Project Securities without violating the Takeovers Code; or on such other date as EME and the Purchaser may agree in writing.  The date on which the Project Closing occurs is referred to herein as the “Project Closing Date.”

3.2                                 [Intentionally Omitted].

3.3                                 Postponement of Project Closing Date.  Notwithstanding any provision of Section 3.1 to the contrary, EME shall have the right, upon three (3) Business Days’ prior notice to the Purchaser, to postpone the Project Closing, but not beyond the Outside Date and, if Purchaser has previously given the Company Notice to Contact, not beyond the last date for payments to be made to holders of Contact Shares in the Takeover Offer (without any extension of the offer period pursuant to Section 1.2(d)).

3.4                                 Documents to Be Delivered by EME.  At the Project Closing, EME will deliver, or cause to be delivered, to the Purchaser the following:

(a)                                  duly executed transfers of the Project Securities and certificates or other evidence representing the Project Securities, and, if requested by Purchaser, a proxy or proxies to convey any and all rights to vote such Project Securities;

(b)                                 written resignations of the members of each of the boards of directors, management committees or equivalent managing bodies of the Acquired Companies set forth on Schedule 3.4(b) and such resignation, notice of termination of secondment agreement, or other document as may be necessary and appropriate in connection with the treatment of seconded personnel under Section 6.20;

(c)                                  a certificate of EME, executed on its behalf by one of its officers, stating that the conditions with respect to the Purchaser Parties’ obligations hereunder in connection with the Project Closing set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(d)                                 each of the Related Agreements duly executed by EME and any other applicable Seller Party relating to such Project Closing;

(e)                                  Foreign Implementing Agreements, if applicable;

(f)                                    those books and records, if any, or pertinent portions thereof, that are in the possession of a Seller Party or a Subsidiary of a Seller Party (other than an Acquired Company), of which no Acquired Company has a complete duplicate, and that relate exclusively to the Controlled Acquired Companies or relate partially to a Controlled Acquired Company and which are required by that Controlled Acquired Company, it being understood that EME and its Subsidiaries may retain copies thereof for its own records and to disclose such information to its Representatives and as required by Law;

(g)                                 such other duly executed instruments of transfer, assignment or assumption as may be reasonably requested by any Purchaser Party in connection with the sale and delivery of the Project Securities pursuant to this Agreement;

(h)                                 certified copies of the Governing Documents of each Controlled Acquired Company;

(i)                                     evidence that the directors of each Controlled Acquired Company have held the necessary meetings to approve the transfer of the Project Securities, appoint nominees of the Purchaser set forth on Schedule 3.4(i) as directors of that company and to accept the resignations referred to in Section 3.4(b); and

(j)                                     a copy of Intralinks to the extent it relates to the Acquired Companies, other than confidential EME information that is “read-only” (not copyable) on Intralinks.

3.5                                 Documents to Be Delivered by the Purchaser Parties.  At the Project Closing, each Purchaser Party, jointly and severally with each other Purchaser Party, will deliver to EME (or its designees) the following:

(a)                                  evidence of one or more wire transfers that total the Project Purchase Price;

(b)                                 a certificate of the Purchaser Party, executed on its behalf by one of its officers, stating that the Seller Parties’ obligations hereunder in connection with the conditions with respect to the Project Closing set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(c)                                  each of the Related Agreements duly executed by each Purchaser Party relating to the Project Closing;

(d)                                 Foreign Implementing Agreements, if applicable; and

(e)                                  such other duly executed instruments of transfer, assignment or assumption as may be reasonably requested by EME in connection with the sale and delivery of the Project Securities pursuant to this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EME

Each representation and warranty contained in this Article IV is qualified by disclosures made with respect to such representation and warranty in Schedule 4 (the “EME Disclosure Schedule”).  Except as set forth in the EME Disclosure Schedule, the numbered Sections of which correspond to Sections of this Agreement, EME (as principal for itself and as agent for the other Sellers) hereby represents and warrants to the Purchaser Parties, as of the Effective Date and the Project Closing Date (unless expressly stated otherwise in the relevant representation or warranty), that:

4.1                                 Organization.

(a)                                  The EME Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation or organization of each Seller Party.  Each Seller Party is an entity duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and to perform its part in the Contemplated Transactions.

(b)                                 The EME Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation or organization of each Acquired Company (excluding Subsidiaries of Contact).  Each Controlled Acquired Company is an entity duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Controlled Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2                                 Authority and Enforceability.  The execution and delivery by EME of this Agreement and the Related Agreements and the performance and consummation by the Seller Parties of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of EME and the Seller Parties.  EME has been duly appointed as an agent, to the extent necessary for the purposes of this Agreement, for Pacific Holdings and Universal Holdings with full power and authority to act in their names and on their respective behalves in connection with the execution and performance of the Contemplated Transactions.  EME has full power and authority to act in the name of and on behalf of EME Precision in connection with the execution and performance of the Contemplated Transactions.  This Agreement has been, and each of the Related Agreements, as of the Project Closing, will have been, duly executed and delivered by EME and, assuming due execution and delivery by all other parties to this Agreement or each such Related Agreement, as applicable, this Agreement constitutes, and each of the Related Agreements when duly executed and delivered will constitute, a valid and binding obligation of EME and the Seller Parties, enforceable against EME and the Seller Parties in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

4.3                                 No Breach or Conflict.  Subject to the provisions of Sections 4.4(a) and 4.4(b) regarding consents from private parties and Governmental Authorities, and except for compliance with the requirements of applicable merger control, antitrust, competition, foreign ownership or investment or similar Laws (collectively, the “Merger Control Laws”) and any regulatory or licensing Laws applicable to the Acquired Companies, the execution and delivery by EME of this Agreement and the Related Agreements and performance and consummation of the Contemplated Transactions by the Seller Parties do not and will not:

(a)                                  violate any provision of the Governing Documents of any Seller Party or Controlled Acquired Company;

(b)                                 violate or result in a breach of or default (with or without notice or lapse of time or both), in any material respect, under any Major Contract to which any Seller Party or Controlled Acquired Company is a party or to which any such entity or its properties or assets may be bound;

(c)                                  violate any Law or Order of any Governmental Authority applicable to any Seller Party or Controlled Acquired Company;

(d)                                 result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Controlled Acquired Companies, other than Permitted Exceptions; or

(e)                                  result in the cancellation, modification, revocation or suspension of any License held by a Controlled Acquired Company.

4.4                                 Consents.

(a)                                  The execution and delivery by EME of this Agreement and the Related Agreements and the performance and consummation by the Seller Parties of the Contemplated Transactions do not require any authorization, consent or approval of any non-governmental third party, pursuant to any Contract with a Seller Party or any Controlled Acquired Company.

(b)                                 Except for compliance with the Merger Control Laws, the execution and delivery by EME of this Agreement and the Related Agreements and the performance and consummation by the Seller Parties of the Contemplated Transactions do not require any authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Authority, insofar as concerns the Controlled Acquired Companies, other than an exemption required from the Takeovers Panel relating to the transfer of Mission Contact Finance Limited as part of the Contemplated Transactions.

4.5                                 Ownership Interests.

(a)                                  Each Seller of Project Securities is or will be on the Project Closing Date the sole record owner and holder of the Project Securities listed opposite such Seller’s name on Schedule A, free and clear of all Liens.  Except for this Agreement and Permitted Exceptions, there are no agreements relating to the issuance, sale or transfer of any of the Project Securities or any other shares of capital stock or any other ownership interests of the Controlled Acquired Companies to the extent they are owned, either directly or indirectly, by any Seller.  At Project Closing, the Purchaser will receive good and unencumbered title to the Project Securities, free and clear of all Liens (other than any Liens created or granted by the Purchaser).

(b)                                 The EME Disclosure Schedule provides a materially accurate description of the ownership structure (including the identity of and the amount and percentage of ownership held by each member, partner, stockholder or other owner) that will exist for each Controlled Acquired Company as of the Project Closing.  All of the outstanding capital stock or other ownership interests of each Controlled Acquired Company are (or as of the Project Closing will be) owned of record and beneficially by a Seller or a Controlled Acquired Company free and clear of all Liens, and where transfer restrictions existing under any shareholder or similar agreement apply, waivers of these restrictions have been or will be obtained.  All of the outstanding capital stock or other ownership interests of each Controlled Acquired Company held by a Seller or a Controlled Acquired Company have been fully paid, duly authorized and validly issued.  All of the outstanding capital stock or other ownership interests of each Controlled Acquired Company are not subject to options or warrant obligations, pre-emptive rights, securities convertible into shares or voting agreements.

(c)                                  All of the Seller-Owned Contact Shares are owned of record and beneficially by Universal Holdings and Pacific Holdings free and clear of all Liens, other than Permitted Exceptions.

4.6                                 Financial Information.  Set forth on the EME Disclosure Schedule is a list of certain financial schedules that have been posted to Intralinks for the Controlled Acquired Companies (each, a “Controlled Acquired Company Financial Schedule”), which Controlled Acquired Company Financial Schedules represent their unconsolidated financial position and results of operations as of April 30, 2004.  Such Controlled Acquired Company Financial Schedules were derived from and are materially in accordance with the internal books and records of such Controlled Acquired Companies.  Such Controlled Acquired Company Financial Schedules were prepared in accordance with the accounting practices of the Controlled Acquired Companies as of April 30, 2004, and such accounting practices were consistent with the accounting practices of the Controlled Acquired Companies as of December 31, 2003.

4.7                                 No Undisclosed Liabilities.  The Controlled Acquired Companies do not have any Liabilities of the type required to be reflected or reserved against on a balance sheet prepared in accordance with US GAAP or Local GAAP, whichever was used by such Controlled Acquired Company as of April 30, 2004 to prepare its financial statements, except for Liabilities:

(a)                                  disclosed in the Controlled Acquired Company Financial Schedules or in the notes thereto (collectively, the “Financial Information”);

(b)                                 that were incurred after April 30, 2004 in the Ordinary Course of Business;

(c)                                  disclosed in this Agreement or in the Confidential Information Memorandum; or

(d)                                 permitted to be incurred pursuant to Section 6.3.

4.8                                 Absence of Certain Developments.  Since April 30, 2004, no Controlled Acquired Company has taken any action of the type prohibited by Section 6.3, and there has occurred no event or circumstance that, individually or in the aggregate of all such events or circumstances, has resulted in a Material Adverse Effect on the Controlled Acquired Companies.

4.9                                 Title to Properties.  Except for Permitted Exceptions and Liens granted in the Ordinary Course of Business to financiers and lenders, the Controlled Acquired Companies have good and defensible title, or valid and effective leasehold, license, easement, contractual or statutory rights in the case of leased or licensed or other property, to all material tangible personal and material real property owned or used by them in the conduct of their businesses.

4.10                           Material Contracts.

(a)                                  No Controlled Acquired Company is a party to, or otherwise bound by, a Contract of the type described in clauses (i) through (ix) below (together with the collective bargaining agreements referred to in Section 4.19(a), the “Major Contracts”), unless such Contract has been included on Intralinks:

(i)                                     the Governing Documents of each Controlled Acquired Company, as currently in effect, and any Contract relating to the issuance, sale or transfer of any capital stock, ownership interests or other securities of any Controlled Acquired Company that are owned, directly or indirectly, by a Seller Party;

(ii)                                  any Contract between a Seller Party or one or more of its Affiliates (other than a Controlled Acquired Company), on the one hand, and a Controlled Acquired Company, on the other hand (the “Affiliate Contracts”);

(iii)                               any Contract that was not entered into in the Ordinary Course of Business and that involves annual expenditures or receipts of any Controlled Acquired Company in excess of US$250,000 (or its equivalent as of the Effective Date in foreign currency if such Contract is denominated in foreign currency);

(iv)                              except for Contracts between or among Controlled Acquired Companies, any Contract by which any Controlled Acquired Company has indebtedness for borrowed money or has guaranteed the indebtedness of others, and each Contract by which any Person is indebted to any Controlled Acquired Company for borrowed money;

(v)                                 any lease or license under which any Controlled Acquired Company is the lessor or lessee of real or personal property;

(vi)                              any Operating Contract providing for the payment by or to any Controlled Acquired Company in excess of US$250,000 per year (or its equivalent as of the Effective Date in foreign currency if such Operating Contract is denominated in foreign currency);

(vii)                           any Contract that is not terminable without material penalty providing for the employment or compensation of any current employee, officer, manager or director of any Controlled Acquired Company that involves annual salary and cash bonus in excess of US$250,000 (or its equivalent as of the Effective Date in foreign currency if such Contract is denominated in foreign currency);

(viii)                        any interest rate swap or electricity hedging instrument of any type with respect to which any Controlled Acquired Company is currently bound and which (i) has a notional amount in excess of US$250,000 (or its equivalent as of the Effective Date in foreign currency if such Contract is denominated in foreign currency) or (ii) has a term extending for a period longer than two (2) years after the Effective Date; and

(ix)                                any Contract under which a Controlled Acquired Company has undertaken not to compete with any other entity.

(b)                                 EME has made available to the Purchaser by posting to Intralinks or otherwise has used Commercially Reasonable Efforts to make accurate, complete and correct copies of all Major Contracts available to the Purchaser, in each case subject to EME’s confidentiality obligations to third parties and any restrictions on disclosure required by such third parties.

(c)                                  Except for any Major Contracts that have expired in accordance with their terms or terminated for any reason other than a default by any Seller Party or Controlled Acquired Company, all of the Major Contracts to which any Seller Party or Controlled Acquired Company is a party and are in full force and effect and none of the Seller Parties or Controlled Acquired Companies is in default under any Major Contract to which it is a party, which default has not been excused or waived.

4.11                           Intellectual Property.

(a)                                  With respect to each Intellectual Property Asset owned or used by a Controlled Acquired Company, one or more of the Acquired Companies is, to the Knowledge of EME, either (i) the owner of all material right, title and interest in and to such Intellectual Property Asset, free and clear of any Liens, or (ii) has the right to use the same without material payment to a third party.

(b)                                 No Intellectual Property Asset of any Controlled Acquired Company is subject to any pending or threatened Action.  To the Knowledge of EME, no Intellectual Property Asset of any Controlled Acquired Company infringes any intellectual property right of any other Person.

4.12                           Taxes.  Except as otherwise set forth in the EME Disclosure Schedule, to the Knowledge of EME:

(a)                                  (i) All Tax Returns showing Taxes to be due and payable that were required to be filed on or before the Effective Date by or on behalf of the Controlled Acquired Companies have been filed, (ii) all such Tax Returns were correct and complete in all respects when filed, (iii) all Taxes shown to be due and payable on such Tax Returns have been paid, and (iv) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith for which adequate reserves have been established) upon any of the assets of any of the Controlled Acquired Companies.

(b)                                 There is no dispute or claim or pending or anticipated dispute or claim concerning any Tax liability of any of the Controlled Acquired Companies, which dispute or claim has been raised by any Tax authority or pursuant to any contractual obligation to indemnify Taxes to any Person in writing or otherwise, and would reasonably be expected to result in material Taxes.

(c)                                  There is no claw back provision (as a result of any claimed exemptions) concerning Dutch Capital Tax applicable regarding any of the Controlled Acquired Companies.

(d)                                 The participation exemption applies to Universal Holdings’ shareholdings in the Acquired Companies and, consequently, any dividend distributions from, and any accretion in, those shareholdings may be received or realized, as the case may be, free of Dutch Corporate Income Tax.  Any profit distributions may be made by Universal Holdings free of Dutch Dividend Withholding Tax.

(e)                                  All Controlled Acquired Companies have paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and when due paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other party.

(f)                                    To the extent that imputation credit accounts, dividend withholding payment accounts, branch equivalent taxation accounts, conduit tax relief accounts, policyholder credit accounts and other tax memorandum accounts have been or should have been maintained by any Controlled Acquired Company;

(i)                                     those tax memorandum accounts have been correctly maintained as required by the relevant legislation;

(ii)                                  no Controlled Acquired Company is liable for any taxation payable as a result of there having been a debit balance in any of its tax memorandum accounts at the end of an earlier imputation year; and

(iii)                               none of those tax memorandum accounts will have a debit balance on the Project Closing Date.

(iv)                              no Controlled Acquired Company is precluded from maintaining an imputation credit account by the relevant legislation.

(g)                                 No joint elections have been made under Section 171A of the U.K. Taxation of Chargeable Gains Act 1992 (“TCGA”) in relation to the Controlled Acquired Companies.

(h)                                 No amount owing by a Controlled Acquired Company has or will on or before the Project Closing Date be forgiven, assigned, or otherwise dealt with in circumstances which would cause a gain to arise to the Controlled Acquired Company or Purchaser Parties for taxation purposes or would be treated as forgiveness for taxation purposes.

(i)                                     Universal Holdings has at all times been Tax resident in New Zealand and is Tax resident in the Netherlands under Article 4.1 Dutch General Tax Act and is deemed to be Tax resident in the Netherlands under Article 4(3) of the Netherlands/New Zealand Double Tax Agreement.

(j)                                     None of the Controlled Acquired Companies has acquired assets from the EME group companies under Section 171 of the TCGA or paragraph 55 of Schedule 29 of the Finance Act 2002 (United Kingdom) within the 6 years immediately preceding the date this Agreement becomes unconditional.

4.13                           Licenses.  Each Controlled Acquired Company possesses all Licenses necessary for its operation in the manner presently operated.

4.14                           Compliance with Law.  Except for the matters that are the subject of Sections 4.11, 4.12, 4.13, 4.15, 4.18, 4.19 and 4.20, which are controlled by such Sections without duplication in this Section 4.14, each Controlled Acquired Company is, and at all times since January 1, 2002, has been in compliance in all respects with all pertinent Laws, Orders and Licenses.

4.15                           Environmental Matters.

(a)                                  Each Controlled Acquired Company has complied with all pertinent Environmental Laws.

(b)                                 To the Knowledge of EME, there are no circumstances involving any Controlled Acquired Company that are reasonably expected to result in a violation of any Environmental Law that would give rise to any Liabilities, costs or restrictions on the ownership, use or transfer of any property of the Acquired Companies.

4.16                           Continuous Disclosure Obligation.  To the knowledge of EME, the board of directors of Contact has not at any time knowingly violated Contact’s continuous disclosure obligation under Applicable Law.

4.17                           [Intentionally omitted.]

4.18                           Litigation.

(a)                                  Except for (i) ordinary and routine claims and litigation incidental to the business of each Controlled Acquired Company (including, without limitation, Actions for negligence, workers’ compensation claims, so-called “slip and fall” claims and the like), (ii) inspections and reviews customarily made by any Governmental Authority of such Controlled Acquired Company, (iii) matters that are the subject of Sections 4.11, 4.12, 4.13, 4.14, 4.15, 4.19 and 4.20, which are controlled by such Sections without duplication in this Section, or (iv) matters posted on Intralinks in connection with the Auction, there are no Actions pending against any Controlled Acquired Company, at law or in equity, or before or by any Governmental Authority.

(b)                                 There are no Actions pending, or to the Knowledge of EME, threatened against a Seller Party or a Controlled Acquired Company which would effect the validity of the Contemplated Transactions or the ability of the Seller Parties to consummate them.

(c)                                  No Seller Party or Controlled Acquired Company is subject to any Order involving, affecting or relating to the Contemplated Transactions.

4.19                           Labor Matters.

(a)                                  Except for agreements included on Intralinks in connection with the Auction, no Controlled Acquired Company is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to employees of any Controlled Acquired Company.

(b)                                 There are no pending or, to the Knowledge of EME, threatened strikes, work stoppages, slowdowns or lockouts against any Controlled Acquired Company and no pending material unfair labor practice charges, grievances or complaints filed or, to the Knowledge of EME, threatened to be filed with any Governmental Authority based on the employment or termination by any Controlled Acquired Company of any individual which would have a Material Adverse Effect on the Acquired Companies.

4.20                           Employee Benefits.  Neither EME nor its Affiliates maintains or sponsors, or contributes or is required to contribute to, or participates in any written plan, fund, agreement, arrangement or program providing medical, hospital care, dental, sickness, accident, disability or life insurance, pension, retirement savings, deferred compensation, severance, incentive compensation, or bonus, and which currently apply to any current or former employees, officers, directors or consultants of any Acquired Company with respect to their employment by the Acquired Company other than any social security or similar arrangements or programs maintained by a Governmental Authority (the “Benefit Plans”).

4.21                           Insurance.  Except for documents included on Intralinks, the EME Disclosure Schedule contains a current list of all material policies of insurance exclusively covering the assets or business activities of any Controlled Acquired Company.

4.22                           Financial Advisors.  No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from any Purchaser Party or, after the Project Closing with respect thereto, any Acquired Company, in connection with this Agreement or the Contemplated Transactions based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of EME.

4.23                           Receivables and Payables.  At Project Closing, there will be no accounts receivable, accounts payable or accrued liabilities between a Seller Party or one or more of its Affiliates (other than a Controlled Acquired Company), on the one hand, and a Controlled Acquired Company, on the other hand.

4.24                           Employees.  None of the Controlled Acquired Companies has any employees.

4.25                           Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NEITHER EME NOR ANY SELLER IS MAKING ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE PROJECT SECURITIES, THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY, THE CONTEMPLATED TRANSACTIONS OR ANY OTHER MATTER.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASER PARTIES ACKNOWLEDGE THAT NEITHER EME NOR ANY SELLER HAS MADE, AND EME AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE PURCHASER PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE PURCHASER PARTIES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST EME, THE SELLERS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (INCLUDING EMPLOYEES) IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO THE PURCHASER PARTIES OR ITS AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF EME OR ANY SELLER.  NEITHER EME NOR ANY SELLER IS MAKING ANY REPRESENTATION OR WARRANTY TO THE PURCHASER PARTIES WITH RESPECT TO (A) THE INFORMATION SET FORTH IN INTRALINKS, (B) ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY, OR (C) ANY OTHER FORWARD LOOKING STATEMENTS INCLUDING THOSE RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, REPRESENTATIONS, WARRANTIES AND

COVENANTS CONTAINED HEREIN MADE BY OR ON BEHALF OF A PARTY ARE MADE SOLELY AND EXCLUSIVELY BY OR ON BEHALF OF SUCH PARTY AND NOT BY OR ON BEHALF OF SUCH PARTY’S REPRESENTATIVES (INCLUDING EMPLOYEES) OR ANY OTHER PERSON.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Each representation and warranty contained in this Article V is qualified by disclosures made with respect to such representation and warranty in Schedule 5 (the “Purchaser Disclosure Schedule”). Except as set forth in the Purchaser’s Disclosure Schedule, the numbered sections of which correspond to the Sections of this Agreement, the Purchaser Parties, jointly and severally, hereby represent and warrant to EME and the other Sellers, as of the Effective Date and the Project Closing Date (unless expressly stated otherwise in the relevant representation or warranty), that:

5.1                                 Organization.  The Purchaser Disclosure Schedule contains a complete and accurate list of the jurisdiction of organization of each Purchaser Party.  Each Purchaser Party is an entity duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and to perform its part in the Contemplated Transactions.

5.2                                 Authorization of Agreement.  The execution and delivery by each Purchaser Party of this Agreement and the Related Agreements and the performance and consummation by the Purchaser Parties of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of each Purchaser Party.  This Agreement has been, and each of the Related Agreements, as of the Project Closing, will have been duly executed and delivered by each Purchaser Party and, assuming due execution and delivery by all other parties to this Agreement or each Related Agreement, as applicable, this Agreement constitutes, and each of the Related Agreements when duly executed and delivered will constitute, a valid and binding obligation of each Purchaser Party thereto, enforceable against each such Purchaser Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

5.3                                 No Breach or Conflict.  Subject to the provisions of Sections 5.4(a) and 5.4(b) regarding consents from private parties and Governmental Authorities, and except for compliance with the requirements of the Merger Control Laws and any regulatory or licensing Laws applicable to the Acquired Companies, the execution and delivery by each Purchaser Party of this Agreement or any Related Agreement and performance and consummation of the Contemplated Transactions by the Purchaser Parties do not and will not:

(a)                                  violate any provision of the Governing Documents of any Purchaser Party; and

(b)                                 assuming that the consents of Governmental Authorities referred to in this Section 5.3 are obtained and assuming compliance with all Merger Control Laws, violate any Law or Order of any Governmental Authority applicable to any Purchaser Party.

5.4                                 Consents.

(a)                                  The execution and delivery by the Purchaser Parties of this Agreement and the Related Agreements and the performance and consummation by the Purchaser Parties of the Contemplated Transactions do not require the authorization, consent or approval of any non-governmental third party.

(b)                                 Except for compliance with the Merger Control Laws, the execution and delivery by the Purchaser Parties of this Agreement and the Related Agreements and the performance and consummation by the Purchaser Parties of the Contemplated Transactions do not require any authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Authority, other than an exemption required from the Takeovers Panel relating to the transfer of Mission Contact Finance Limited as part of the Contemplated Transactions.

5.5                                 Litigation.  There are no Actions pending, or to the Knowledge of the Purchaser, threatened against any Purchaser Party which if decided against any such Purchaser Party would effect the validity of the Contemplated Transactions or on the ability of the Purchaser Parties to consummate them.  No Purchaser Party is subject to any Order involving, affecting or relating to the Contemplated Transactions.

5.6                                 Investment Intention.

(a)                                  The Purchaser Parties are purchasing the Project Securities for investment for their own accounts, and not with a view to, or for the offer or sale in connection with, any distribution thereof in violation of any securities Laws.  The Purchaser Parties acknowledge that the Project Securities and Seller-Owned Contract Shares have not been registered for offer or sale under the Securities Act of 1933 (United States of America), as amended (the “Securities Act”), or other applicable securities Laws (including state or foreign securities Laws), and that the Project Securities and Seller-Owned Contract Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and other applicable securities Laws or pursuant to an applicable exemption therefrom.

(b)                                 Each Purchaser Party is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  The Purchaser Parties confirm that EME has made available to the Purchaser Parties and their respective Representatives the opportunity to ask questions of the officers and management-level employees of the Seller Parties and the Acquired Companies and to request additional information about the business and financial condition of the Acquired Companies.

5.7                                 Financial Capability.  At the Effective Date, the Purchaser has access to sufficient committed financing facilities and at the Project Closing Date will have access to sufficient liquid funds to enable the Purchaser to consummate the Contemplated Transactions and to permit the Purchaser to timely perform all of its obligations under this Agreement, including its obligations under this Agreement and the Takeovers Code with respect to the Takeover Offer.

5.8                                 No Knowledge of Breach.  No Purchaser Party or Affiliate of such Purchaser Party has any Knowledge of any breach by EME of any representation or warranty made by EME in this Agreement or any Related Agreement or of any condition or circumstance that would excuse any Purchaser Party from its timely performance of its obligations hereunder.  The Purchaser shall promptly notify EME if any such information comes to its attention on or prior to the Project Closing Date.

5.9                                 Qualified for Licenses.  The Purchaser is qualified to obtain any Licenses necessary for the operation by the Purchaser of the Acquired Companies as of the Project Closing in the same manner as such Acquired Companies are currently operated, except where the failure to be so qualified would not affect the validity or enforceability of this Agreement or the Related Agreements or the validity of the Contemplated Transactions or any Purchaser Party’s ability to consummate the Contemplated Transactions.

5.10                           [Intentionally Omitted.]

5.11                           Financial Advisors.  No broker, finder or investment banker will be entitled to any brokerage, finder’s or other fee or commission from any Seller Party in connection with this Agreement or the Contemplated Transactions based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of any Purchaser Party.

ARTICLE VI.
COVENANTS

6.1                                 Access to Information.  Between the Effective Date and the Project Closing Date, EME will, and will cause each other Seller Party and each Controlled Acquired Company to, afford the Purchaser Parties and their respective Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of such Controlled Acquired Companies for the purposes of consummating the Contemplated Transactions and transitioning ownership of such Controlled Acquired Company and EME will use Commercially Reasonable Efforts to obtain the permission and cooperation of Contact and its Subsidiaries to afford the Purchaser Parties and their respective Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of Contact and its Subsidiaries for the purposes of consummating the Contemplated Transactions; provided that in no event shall any Controlled Acquired Company be obligated, nor will Contact or its Subsidiaries be asked, as applicable, to provide (a) access or information in violation of Applicable Law, (b) bids, letters of intent, expressions of interest, proposals, agreements, documents or other communications received from or communicated to other parties in connection with the Auction Process or information or analysis relating to any of the foregoing, (c) any information the disclosure of which would (in EME’s reasonable judgment) jeopardize any privilege or confidentiality available to any Seller Party, any Acquired Company or any of their respective Affiliates relating to such information (including Tax workpapers) or would jeopardize the breach by any Seller Party, any Acquired Company or any of their respective Affiliates of a confidentiality obligation to which it is bound or (d) any access or information in violation of any rights of any Seller Party’s partners, joint venturers, customers, vendors or other counterparties in or with respect to any Acquired Company.

6.2                                 Purchaser Diligence Obligations.  In connection with the access provided in Section 6.1, the Purchaser Parties and their respective Representatives shall cooperate with the Representatives of the Seller Parties and such Acquired Companies and shall use Commercially Reasonable Efforts to minimize any disruption of the business of any Seller Party or such Acquired Company, including providing EME with at least three (3) Business Days’ prior notice of any desire for access to the personnel, properties, Contracts, books or records of any such Acquired Company and shall permit EME and Contact, at its request, to have a Representative present with any Purchaser Party or its Representatives at all times that such Purchaser Party or its Representatives is on any such premises or with any such personnel.  The Purchaser Parties will abide, and will cause their respective Representatives to abide, by the terms of the Confidentiality Agreements and any safety rules or rules of conduct reasonably imposed by any Seller Party or any such Acquired Company with respect to such access and any information furnished to it or its Representatives pursuant to Section 6.1.

6.3                                 Negative Operating Covenants.  Between the Effective Date and the Project Closing Date, except (i) as otherwise contemplated or permitted by this Agreement, (ii) as set forth in the EME Disclosure Schedule, (iii) as required by Applicable Law or (iv) as required by Contract in existence as of the Effective Date, unless EME has received the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), EME shall cause the Controlled Acquired Companies to carry on their businesses and affairs solely in the Ordinary Course of Business, and shall not permit any Seller Party or any Controlled Acquired Company to, and with respect to Contact, if any of the following actions require the approval of the holders of Contact Shares and the Contact Independent Directors decide that Contact should seek such approval, EME shall cause the Seller-Owned Contact Shares to be voted against any such proposal to:

(a)                                  transfer, issue, sell or dispose of any shares of capital stock or other securities of any Acquired Company or grant options, warrants, calls, convertible securities or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Acquired Company except to a Controlled Acquired Company;

(b)                                 effect any recapitalization, reclassification, stock split or like change in the capitalization of any Acquired Company that reduces the percentage of the equity or voting power therein that the Purchaser will acquire therein, directly or indirectly, when they acquire the Project Securities;

(c)                                  amend any of the respective Governing Documents of any Acquired Company except in a manner reasonably calculated to facilitate closing of the Contemplated Transactions or to achieve the purposes of Section 6.9 or in connection with a transaction not prohibited by Section 6.3(a);

(d)                                 incur any indebtedness by the Acquired Company (i) for money borrowed except for (A) refinancings of existing indebtedness, (B) drawings under existing lines of credit or under new working capital or revolving lines of credit in the Ordinary Course of Business, (C) indebtedness to another Acquired Company, or (D) other planned indebtedness in the Ordinary Course of Business under existing credit lines or (ii) that would increase the Pacific Holdings Leverage Balance;

(e)                                  enter into or terminate any Major Contract by which the Acquired Company is bound, or waive any material right under, or enter into a material amendment of, any existing Major Contract of such Acquired Company, except in the Ordinary Course of Business;

(f)                                    make any change in any method of accounting for financial reporting with respect to any Acquired Company except for any such change after the Effective Date required by reason of a concurrent change in or interpretation of US GAAP or Local GAAP, whichever is used by the Acquired Company as of the Effective Date to prepare its financial statements;

(g)                                 enter into any Affiliate Contracts, or amend, modify or change in any material respect any outstanding Affiliate Contract or waive any material rights thereunder;

(h)                                 purchase or sell any asset that is material to the Acquired Company outside the Ordinary Course of Business except for transactions with another Acquired Company that is a Wholly-Owned Subsidiary of EME.

6.4                                 Foreign Implementing Agreements.  As promptly as practicable after the Effective Date, EME and the Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

6.5                                 Appropriate Actions.

(a)                                  Through the Project Closing Date, subject to the terms and conditions herein provided, including Article VIII, Section 1.2 and Section 3.3, the Parties will, and will cause the respective Subsidiaries within their control to, use Commercially Reasonable Efforts to take all reasonable actions and to do all reasonable things necessary, proper or advisable under Applicable Laws, Contract or otherwise to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including the satisfaction of all conditions thereto set forth herein.  Such actions shall include using their Commercially Reasonable Efforts to obtain the consents, authorizations and approvals of all non-governmental third parties and Governmental Authorities whose consent is reasonably necessary to effectuate the Contemplated Transactions (including the Governmental Conditions and Third-Party Conditions) and to reasonably promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, any Related Agreement and the Contemplated Transactions required under any Contract or Applicable Law.

(b)                                 All filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party before any regulatory authority in connection with the approval of the Contemplated Transactions (except with respect to Taxes) shall require the joint approval and be under the joint control of EME and the Purchaser, acting with the advice of their respective counsel, it being the intent that EME (on behalf of all Seller Parties) and the Purchaser (on behalf of all Purchaser Parties) will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal; provided that in the event of a disagreement concerning any such filing, application, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal, the determinations of EME shall be controlling; and provided, further, that nothing will prevent a Party from responding to or complying with a subpoena or other legal process as required by Applicable Law or submitting factual information in response to a request therefor.  EME shall provide to the Purchaser, and the Purchaser shall provide to EME, copies of all written communications with Governmental Authorities relating to the approval or disapproval of such Contemplated Transactions.

6.6                                 Post-Closing Cooperation.  After the Project Closing, upon prior reasonable written request, all of the Parties and their respective Affiliates shall cooperate reasonably with the other, at the requesting Party’s expense (which shall be limited to out-of-pocket costs and expenses to third parties), in furnishing records, information, testimony and other assistance in connection with any inquiries, Actions, audits or disputes involving any of the Parties and their respective Affiliates (other than in connection with disputes between them) and based upon Contracts, arrangements or acts of any Seller Party or its Affiliates which were in effect or occurred on or prior to the Project Closing and which relate to the Project Securities, including arranging discussions with (and the calling as witness of) Representatives of the Purchaser Parties and their Affiliates (including, after such Project Closing, the Controlled Acquired Companies and, if reasonably obtainable, Contact and its Subsidiaries).

6.7                                 Confidentiality.  The Parties acknowledge that one or more Purchaser Parties and EME previously executed those confidentiality agreements listed in the EME Disclosure Schedule (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall continue in full force and effect until the transfer of the Project Securities on the Project Closing Date, at which time the Purchaser Parties’ obligations to EME thereunder with respect to the Review Material (as defined in the Confidentiality Agreements) shall terminate, except with respect to Excluded Items; provided, that prior to the Project Closing Date, Purchaser Parties shall be released from any provision of such Confidentiality Agreements that would prohibit the making of the Takeover Offer in compliance with this Agreement and the Takeovers Code, but solely to the extent necessary to make such Takeover Offer as required by this Agreement.  In addition, the Parties agree that the terms and conditions of each of the Contemplated Transactions and information provided to any Purchaser Party in connection with the execution of this Agreement and any Related Agreement shall be subject to a substantially similar standard of confidentiality as set forth in the Confidentiality Agreements except where required to be disclosed by Applicable Law (including disclosures required to be made in the Takeover Offer), by stock exchange rules or to legal, tax or other advisors.  At the Project Closing, EME will execute and deliver to the Purchaser a confidentiality agreement relating to the Acquired Companies having a substantially similar standard of confidentiality as set forth in the Confidentiality Agreements (the “EME Confidentiality Agreement”).

6.8                                 Public Announcements.  Subject to Sections 6.5 and 6.7, and other than the contents of the Takeover Offer which is governed by Section 1.2, prior to the Project Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to such Contemplated Transactions shall be issued or made by any Party or any of their respective Affiliates or Representatives without the joint approval of EME and the Purchaser; provided that a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 6.8 if it is made in order to comply with Applicable Law or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with Applicable Law or such rules; and provided, further, that in all instances prompt notice from EME to the Purchaser or from the Purchaser to EME, as the case may be, shall be given with respect to any such release, announcement, statement or comment.

6.9                                 Use of Name.  Following the Project Closing Date, no Purchaser Party or any of its Affiliates (including any Acquired Company) shall have any right, title or interest in the names “Edison”, “Edison Mission Energy”, “EME” “MEC”, “Mission Energy”, “Mission”, “Mission Operations and Maintenance”, “MOMI” or “Edison InternationalSM” (or any variations thereof) or any trademarks, trade names, logo or symbols related thereto.  As soon as reasonably practicable following such Project Closing, but in no event later than one hundred eighty (180) days thereafter, the Purchaser Parties, jointly and severally, shall cause the Acquired Companies to amend all of their respective Governing Documents to the extent necessary to remove the foregoing names (and any variation thereof) from their legal names, to remove all trademarks, service marks, trade names, logos and symbols related thereto from any of their properties and assets (including all signs) that are visible to, or obtainable by, members of the public and to cease using the same.  If EME reasonably believes that the intent of this Section 6.9 should be memorialized in a trademark license or similar agreement to protect the rights that it and its Affiliates have in the foregoing, then the Parties shall negotiate such agreement in good faith and execute it as a Related Agreement at the Project Closing.  Notwithstanding the foregoing, in the event the use of a current name is reasonably required to maintain an existing franchise or right without penalty, EME shall endeavor in good faith to cooperate with the Purchaser to permit such franchise or right to be maintained without jeopardizing the intellectual property rights of EME or its Affiliates.

6.10                           Directors’ and Officers’ Indemnification.  Without limiting such indemnification obligations as EME may have to its past and current employees and agents, for a period of not less than six (6) years from the Project Closing Date, the Purchaser Parties shall use their Commercially Reasonable Efforts to (a) cause the Acquired Companies to exculpate, indemnify, advance expenses to and hold harmless all past and present employees, officers, agents and directors of each Acquired Company to the same extent such Persons are currently exculpated, indemnified and advanced expenses by each Acquired Company pursuant to such Acquired Company’s Governing Documents (as they exist on the Effective Date) for any acts or omissions occurring at or prior to the Project Closing, and (b) cause each Acquired Company’s Governing Documents to continue to include provisions to such effect.  In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses shall continue, to the extent permitted under the relevant Acquired Company’s Governing Documents (as they exist on the Effective Date), until such claim is disposed of or all Orders in connection with such claim are fully satisfied.

6.11                    Further Assurances.  The Parties agree that from and after the Project Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party to carry out the purposes of this Agreement and the Contemplated Transactions. Purchaser acknowledges that EME intends to sell entities and assets in the Auction to third parties that may be unrelated to the Contemplated Transactions.  In order to avoid hindering EME’s right to engage in such transactions in connection with the Auction, if any Acquired Company has a preemptive or purchase right, or right of approval, with respect to or as a result of any such sale or attempted sale by EME in the Auction, then Purchaser agrees that following the Project Closing, it and its Affiliates will not exert their control over any of the Acquired Companies in order to exercise any such preemptive or purchase right, or in order not to give in a timely manner any such approval, so as to interfere with or hinder such transactions by EME with such third parties, provided, that the foregoing will not bind a director of Contact or its Subsidiaries if such director’s fiduciary duty to shareholders requires him to approve the exercise of such a right or refusal of approval.

6.12                           Purchaser Parent Guarantee.

(a)                                  The Purchaser Parents, jointly and severally, hereby unconditionally, irrevocably and absolutely covenant with and guarantee to the Seller Parties and their Affiliates the due and punctual performance and discharge of any and all of the obligations of the Purchaser under this Agreement and the Related Agreements existing on the Effective Date or hereafter of any kind, nature and character whatsoever, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, including the due and punctual payment of the Project Purchase Price due at the Project Closing, any indemnification obligations of the Purchaser hereunder and any other amounts that the Purchaser is or may become obligated to pay pursuant to this Agreement (collectively, the “Purchaser Obligations”).  The guarantee under this Section 6.12 is a guarantee of timely payment in full and performance of the Purchaser Obligations, when due, and not merely a guarantee of collection.

(b)                                 To the fullest extent permitted by Applicable Law, the obligations of each Purchaser Parent hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, (i) any change in the corporate structure or ownership of any Purchaser Party or the bankruptcy, insolvency, reorganization, dissolution, liquidation or other similar proceeding relating to any Purchaser Party or any Affiliate or Subsidiary of any Purchaser Party or (ii) any neglect, delay, omission, failure or refusal of any Purchaser Party or any Seller Party or its Affiliates to take or prosecute any action in connection with this Agreement or any Related Agreement.  In connection with this Section 6.12, each Purchaser Parent unconditionally waives: (A) any right to receive demands, protests or other notices of any kind or character whatsoever, as the same may pertain to any Purchaser Party, (B) any right to require any Seller Party to proceed first against any other Purchaser Party or to exhaust any security held by it or to pursue any other remedy, (C) any defense based upon an election of remedies by any Seller Party, (D) any duty of any Seller Party to advise the Purchaser Parents of any information known to it regarding any Purchaser Party or its ability to perform under this Agreement or any Related Agreement, and (E) all suretyship defenses of every kind and nature.

(c)                                  The obligations of the Purchaser Parents under this Section 6.12 shall be automatically reinstated if and to the extent that for any reason any payment or other performance by or on behalf of any Purchaser Party in respect of the Purchaser Obligations is rescinded or must be otherwise restored, and each Purchaser Parent agrees that it will indemnify EME and the other Seller Parties on demand for all costs and expenses (including reasonable attorneys fees and expenses) incurred by any of them in connection with such rescission or restoration.  If in connection with the foregoing, any Seller Party or its Affiliates is required to refund part or all of any payment of any Purchaser Party, such payment by any of them shall not constitute a release of any Purchaser Parent from any liability under this Section 6.12, and each Purchaser Parent’s liability under this Section 6.12 shall be reinstated to the fullest extent allowed under Applicable Law and shall not be construed to be diminished in any manner.

(d)                                 This Section 6.12 shall survive the Project Closing and any termination pursuant to Article IX hereof and shall remain in full force and effect, subject to the provisions of Section 6.12(c).

6.13                           Restructuring.  The Purchaser acknowledges and agrees that EME may, on or before the Project Closing Date, transfer or cause the transfer of all or a portion of the shares of EME Precision and/or Universal Holdings to EME or one or more of EME’s direct or indirect Wholly Owned Subsidiaries; provided, that EME shall provide the Purchaser in advance with an opinion addressed to the Purchaser (for and on behalf of the Purchaser Indemnified Parties and Acquired Companies) by a qualified tax expert, acceptable to the Purchaser acting reasonably, to the effect that the transfer and the failure of any representation and warranty in Section 4.12 to be true or correct as a result of the transfer, will not create any Tax liability to the Purchaser Indemnified Parties or any Acquired Company, which opinion shall be acceptable to the Purchaser acting reasonably.  EME will not make such a transfer in any manner that causes its representations and warranties, including those contained in Section 4.5, to cease being true and correct, other than a representation and warranty in Section 4.12 addressed by the opinion described in the prior sentence or by substituting EME or such other Wholly Owned Subsidiary or Subsidiaries of EME (which shall not be an Acquired Company) in lieu of EME Precision as the Seller of the shares of Universal Holdings.

6.14                           [Intentionally Omitted]

6.15                           [Intentionally Omitted]

6.16                           [Intentionally Omitted]

6.17                           [Intentionally Omitted]

6.18                           [Intentionally Omitted]

6.19                           [Intentionally Omitted

6.20                           Seconded Personnel.  EME will exercise its right to terminate the Secondment Agreement and will use Commercially Reasonable Efforts to have the Secondment Agreement terminate on the Project Closing Date.

6.21                           Disposition of Excluded Items.  Prior to the Project Closing Date, the Seller Parties shall, or shall cause the Acquired Companies to, sell, spin-off or otherwise dispose of the Excluded Items so that none of the Acquired Companies shall have any direct or indirect ownership interest in, or any other Liability for, the Excluded Items on or as of the Project Closing Date.

6.22                           Valley Power Transaction.  If EME shall directly or indirectly sell or agree to sell its interest in Valley Power, it will include in the agreement for such sale a covenant by the purchaser thereof substantially in the form of the last sentence of Section 6.11 of this Agreement.

6.23                           Contact Board of Directors.  EME shall use its Commercially Reasonable Efforts to obtain a letter from the Contact Independent Directors to the effect that, upon the confirmation by the Purchaser and EME that the Project Closing has occurred, they will, if called upon to do so by the Purchaser, resign from the Board of Directors of Contact and that the Purchaser’s four nominees listed on Schedule 3.4(i) will be appointed as directors of Contact to fill the vacancies on the Contact Board resulting from the resignations delivered pursuant to Section 3.4(b).  If EME has not yet obtained such a letter within 20 Business Days after the Effective Date, EME will (or will cause Universal Holdings and Pacific Holdings to), within five (5) Business Days of a written request from the Purchaser, serve a notice on Contact in accordance with rule 68 of Contact’s constitution to call an extraordinary general meeting at which resolutions that up to all of the Contact Independent Directors (the Purchaser to designate the Contact Independent Directors to be proposed to be removed) be removed as a director and the Purchaser’s four nominees listed on Schedule 3.4(i) be appointed as directors of Contact will be considered and voted on by Contact’s shareholders.  EME will request that the Contact Board of Directors convene such meeting not earlier than on the Project Closing Date immediately following the Project Closing and not later than on the first day after the Project Closing Date.

6.24                           Distribution of Reserves.  On or prior to the Project Closing Date, the Seller Parties shall cause Universal Holdings to distribute the amount of all distributable reserves arising from January 1, 2004 to the extent permitted by Applicable Law.  For this purpose, “distributable reserves” means the increase in owner’s equity and accumulated surplus in the Statement of Financial Position in the 2004 year calculated in accordance with Dutch accounting principles pursuant to Chapter 9, Book 2 of the Civil Code.

ARTICLE VII.
TAX MATTERS

7.1                                 Responsibility for Filing Tax Returns.

(a)                                  EME shall prepare and file, or shall cause to be prepared and filed, all Tax Returns in respect of the Controlled Acquired Companies that (i) are required to be filed on or before the Project Closing Date or (ii) are required to be filed after the Project Closing Date and (A) are Consolidated Tax Returns of EME and its Affiliates (but excluding, for the avoidance of doubt, any Consolidated Tax Return of a consolidated or multiple entry consolidated group for Australian Tax purposes for taxable periods ending after the Project Closing Date), or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any taxable period ending on or before the Project Closing Date.  EME undertakes to cause such Tax Returns, to the extent they relate to a Controlled Acquired Company, to be correct and complete in all material respects.  If EME determines that any Controlled Acquired Company is lawfully entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original such Tax Return pursuant to this Section 7.1(a), EME shall be entitled to file or make such claim or amended Tax Return on behalf of such Controlled Acquired Company and will be entitled to control and make all decisions and take all actions in its sole discretion in connection with the prosecution of such refund claims, provided such decisions and actions are lawfully made.

(b)                                 The Purchaser Parties shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns in respect of the Controlled Acquired Companies required to be filed after the applicable Project Closing Date.  Any such Tax Returns that include taxable periods ending on or before the Project Closing Date shall be on a basis consistent with the last previous such Tax Return, except as otherwise required by Law.  With respect to (i) any Tax Return required to be filed by the Purchaser for a taxable period that includes (but does not end on) the Project Closing Date (a “Straddle Period”) and (ii) any Tax Return for non-Income Taxes to be filed by the Purchaser for a taxable period ending on or before the Project Closing Date, the Purchaser shall deliver to EME, at least fifteen (15) days prior to the filing of such Tax Return, a detailed schedule setting forth the amount of Tax for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5 and a copy of such Tax Return.  EME shall have the right to review such Tax Return and schedule prior to the filing of such Tax Return.  EME and the Purchaser agree to consult and resolve in good faith any issue arising as a result of EME’s review of such Tax Return and schedule and mutually to consent to the filing of such Tax Return as promptly as possible.  Neither the Purchaser nor any of its Affiliates shall file any amended Tax Returns for any taxable periods for or in respect of the Controlled Acquired Companies with respect to which the Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 7.1(b), without the prior written consent of EME (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)                                  Notwithstanding any provision of this Agreement to the contrary, the party that is legally required to file a Tax Return shall be responsible for the actual filing of such Tax Return.

(d)                                 Costs incurred in preparing and filing a Tax Return pursuant to subparagraph (a) and (b) above shall be borne by the Party responsible for preparing the return.

7.2                                 [Intentionally Omitted.]

7.3                                 Internal Restructurings.  EME shall have the right in its sole discretion to cause elections pursuant to U.S. Treasury Regulations section 301.7701-3 to be filed, effective from any dates on or prior to the Project Closing Date, for any of the Acquired Companies that are not United States entities to be treated as branches or partnerships for U.S. Federal Income Tax purposes.  If EME exercises its sole discretion to file an election pursuant to U.S. Treasury Regulations Section 301.7701-3 for any of the Acquired Companies, it shall provide the Purchaser Parties with notice 30 days prior to filing the election.

7.4                                 Payment of Taxes.

(a)                                  EME shall pay or cause to be paid (i) all Taxes due with respect to Tax Returns which EME is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(a); (ii) all Taxes due with respect to Tax Returns for Straddle Periods for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5; and (iii) all non-Income Taxes with respect to Tax Returns for non-Income Taxes to be filed by the Purchaser for a taxable period ending on or before the Project Closing Date for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5.

(b)                                 The Purchaser shall pay or cause to be paid (i) all Taxes due with respect to Tax Returns which the Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(b) other than Taxes which EME shall pay or cause to be paid in accordance with Section 7.4(a); and (ii) all Taxes owed by the Controlled Acquired Companies other than Taxes which EME shall pay or cause to be paid in accordance with the preceding sentence.

7.5                                 Refunds and Tax Benefits.

(a)                                  Any Tax refunds that are received by any Purchaser Party or any of its Affiliates, or any Controlled Acquired Company, and any amounts credited against Tax to which any Purchaser Party or any of its Affiliates or any such Controlled Acquired Company have become entitled, that relate to taxable periods ending on or before the Project Closing Date and the portion of any Straddle Period ending on the Project Closing Date (for the avoidance of doubt in determining EME’s entitlement to Tax refunds which are limited to particular balances in the relevant company’s imputation credit account, regard will be had to only those imputation credits of the relevant company which arose prior to (and not subsequent to) the Project Closing Date) shall be for the account of EME, and the Purchaser Parties shall pay over to EME an amount equal to any such refund or an amount equal to any such credit within fifteen (15) days after receipt or credit.  To the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Tax authority to any Purchaser Party or any of its Affiliates or such Controlled Acquired Company of any amount accrued by the Controlled Acquired Company as of the Project Closing Date (as evidenced by the customary accounting records for such Controlled Acquired Company), the Purchaser Parties shall, or shall cause the applicable entity that received or is entitled to such Tax refund or credit to, pay such amount to EME within fifteen (15) days after receipt or credit.  To the extent that any Tax refund under this section is subject to Tax to the recipient, the amount payable to EME will be the after-Tax amount of such a Tax refund amount, provided that if any such Tax is refunded to or otherwise recovered by the recipient, such refund shall be for the account of and paid over to EME.

(b)                                 The Purchaser Parties and their respective Affiliates (including the applicable Controlled Acquired Companies) shall be entitled to any (i) refunds or credits of Taxes of the Controlled Acquired Companies that are attributable to any taxable period or portion thereof beginning after the Project Closing Date and (ii) refunds or credits for Taxes for which the EME Indemnified Parties are entitled to be indemnified pursuant to Section 11.5.

(c)                                  [Intentionally Omitted.]

7.6                                 Cooperation on Tax Matters.

(a)                                  The Parties shall cooperate fully, as and to the extent reasonably requested by EME or the Purchaser, as the case may be, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include (i) if required by Applicable Laws, the Purchaser and its Affiliates to execute, file or take any other action with respect to any Tax Return or other documentation described in Section 7.1(a) and (ii) the retention and (upon either EME’s or the Purchaser’s request) the provision of records and information possessed by the relevant party that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies) and EME and its Affiliates agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Project Closing Date until the expiration of the applicable statute or other rule of limitations (and, to the extent notified by the Purchaser or EME, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if EME or the Purchaser so requests, as the case may be, the Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies) and EME and its Affiliates, as the case may be, shall allow the other Parties to take possession of such books and records.

(b)                                 The Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies) and EME and its Affiliates shall (i) consult with each other prior to taking any position or settling any claim with respect to Taxes that could reasonably be expected to have a Material Adverse Effect on EME, any Seller or any of their respective Affiliates or the Purchaser Parties or any of their respective Affiliates, as the case may be, and (ii) not take any action with respect to Taxes that would legally bind the other Parties or any of their respective Affiliates without the prior written consent of EME or the Purchaser, as the case may be.  The Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies) and EME and its Affiliates further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

(c)                                  The Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies) shall promptly notify EME in writing: (x) of any audit instituted for any period for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5, and to provide periodic status updates of potential Tax Claims for such period, and (y) upon the termination by an Acquired Company of the employment of any of the individuals listed on Schedule 7.6(c).  The Purchaser shall, within one hundred and eighty (180) days after the Project Closing Date, prepare or cause the Controlled Acquired Companies to prepare, in a manner consistent with such Controlled Acquired Companies’ past practice, the Tax workpaper preparation package or packages necessary to enable EME to prepare Tax Returns that EME is obligated to prepare or cause to be prepared, provided that the Purchaser shall use its best efforts to prepare and deliver to EME such Tax workpaper preparation packages, or portions thereof, as early as reasonably possible.  In the event that EME is notified of any audit instituted with respect to the Controlled Acquired Companies for any period up to and including the Project Closing Date which audit is reasonably expected to have an effect on a post-closing period of the Controlled Acquired Companies, EME shall promptly notify the Purchaser in writing.

7.7                                 Tax-Sharing Agreements and Other Elections.

(a)                                  On the Project Closing Date, except as otherwise set forth on the EME Disclosure Schedule, all Tax-sharing agreements or similar agreements between (i) the Acquired Companies, on the one hand and (ii) EME or its Affiliates (other than the Acquired Companies), on the other hand, shall be terminated effective as of the close of the Project Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder after the Project Closing Date with respect to any period.

(b)                                 [Intentionally Omitted.]

(c)                                  [Intentionally Omitted.]

7.8                                 Certain Taxes and Fees.  Notwithstanding Sections 7.1 or 7.4 or anything else herein to the contrary:

(a)                                  All transfer, documentary, sales, value-added, goods and services, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) directly incurred in connection with the entering into or execution of this Agreement, or the consummation of the Contemplated Transactions, shall be borne in full by the Purchaser Parties.

(b)                                 The Purchaser Parties shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by Applicable Laws, EME shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)                                  EME agrees to consider in good faith Commercially Reasonable Efforts (including the opening of an escrow pursuant to Section 3.6) and potential amendments to this Agreement proposed by the Purchaser to reduce the Taxes described in this Section 7.8 to be borne by the Purchaser Parties, provided that in EME’s sole discretion, such steps do not impose or risk imposing additional burdens on EME or its Affiliates or create any material delay or risk to consummating the Contemplated Transactions, and provided, further, that the Parties’ effectuation of such Commercially Reasonable Efforts proposed by the Purchaser shall be subject to EME’s prior written consent, which may be withheld in its discretion

7.9                                 Purchaser Tax Acts.  None of the Purchaser Parties and their respective Affiliates (including, after the Project Closing, the Controlled Acquired Companies), acting separately or in concert, shall cause or engage in any Purchaser Tax Act.

7.10                           Dutch Fiscal Unity.  If Universal Holdings is held liable for any Dutch Corporate Income Tax liability of the EME Precision fiscal unity, or of any other fiscal unity within the EME group of which Universal Holdings will have become a part, with respect to the financial years up to and including the Project Closing Date pursuant to the application of Article 39 of the Dutch Recovery Act 1990 (“Invorderingswet 1990”) EME shall pay to Purchaser an amount equal to the total amount (including penalties and interest) that Purchaser and/or Universal Holdings pays to the Dutch tax authorities as a result of the application of this Article 39.

7.11                           Dutch Chain Liability.  If Universal Holdings or any other Controlled Acquired Company is held liable for Dutch wage tax and/or social security contributions because of the application of Article 34 and/or Article 35 of the Dutch Recovery Act 1990 (“Invorderingswet 1990”) EME shall pay to Purchaser an amount equal to the total amount (including penalties and interest) that Purchaser and/or Universal Holdings or such other Controlled Acquired Company pays to the Dutch tax authorities as a result of the application of these Articles 34 and/or 35.

7.12                           New Zealand Imputation Credits.  The Controlled Acquired Companies did not have debit balances in their imputation credit accounts on March 31, 2004.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1                                 Conditions Precedent to Obligations of Each Party.  The respective obligations of each of the Seller Parties and Purchaser Parties to consummate the Contemplated Transactions to occur at the Project Closing shall be subject to the satisfaction or waiver, on or prior to the Project Closing Date, of each of the following conditions:

(a)                                  No Injunctions or Restraints.  No Order issued or entered by any court of competent jurisdiction or Law shall be in effect, or other Law enacted that prevents or makes illegal the consummation of such Contemplated Transactions.

(b)                                 Government Conditions.  The Governmental Conditions required for the consummation of such Contemplated Transactions shall have been obtained and shall be in effect.

8.2                                 Other Conditions Precedent to Obligations of the Purchaser Parties.  The obligation of the Purchaser Parties to consummate the Contemplated Transactions to occur at the Project Closing shall be subject to the satisfaction or waiver, on or prior to the Project Closing Date, of each of the following additional conditions:

(a)                                  Representations and Warranties of EME.  Subject to Section 6.13, the representations and warranties of EME (as principal for itself and as agent for the other Seller Parties) contained herein, except those representations and warranties given under Section 4.5, shall be true and correct on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured on or before the Project Closing Date) and as of the Project Closing Date, except those representations and warranties of EME that speak only as of a certain date, which representations and warranties shall have been true and correct as of such date; except, in each case, where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies.  The representation and warranties of EME (as principal for itself and as agent for the other Seller Parties) given under Section 4.5 shall be true and correct on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Project Closing Date) and as of the Project Closing Date.

(b)                                 Performance of Obligations of EME.  EME shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Project Closing Date.

(c)                                  Closing Deliveries.  Each of the Purchaser Parties shall have been furnished with the documents referred to in Section 3.4 for the Project Closing.

(d)                                 Third-Party Conditions.  The Third-Party Conditions of the Purchaser Parties related to the Acquired Companies that are set forth on Schedule 8.2(d) shall have been obtained and shall be in effect.

8.3                                 Other Conditions Precedent to Obligations of the Seller Parties.  The obligation of the Seller Parties to consummate the Contemplated Transactions to occur at the Project Closing shall be subject to the satisfaction or waiver, on or prior to the Project Closing Date, of each of the following additional conditions:

(a)                                  Representations and Warranties of the Purchaser Parties.  The representations and warranties of the Purchaser Parties contained herein shall be true and correct in all material respects (except in the case of any such representation or warranty containing a materiality qualification, in which case such representation or warranty shall be true and correct in all respects) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Project Closing) and as of the Project Closing Date with respect to each Purchaser Party acquiring any of the Project Securities, except those representations and warranties of the Purchaser Parties that speak only as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date.

(b)                                 Performance of Obligations of the Purchaser Parties.  The Purchaser Parties shall have performed in all material respects each of the obligations required to be performed by them under this Agreement at or prior to the Project Closing Date.

(c)                                  Closing Deliveries.  EME shall have been furnished with the documents referred to in Section 3.5 for the Project Closing.

(d)                                 Third-Party Conditions.  The Third-Party Conditions of EME set forth on Schedule 8.3(d) that relate to the Acquired Companies shall have been obtained and shall be in effect.

(e)                                  Takeovers Panel.  The Takeovers Panel shall not have taken or omitted an action, in response to the Exemption Request or otherwise, that prohibits the Sellers from delivering and the Purchaser Parties from purchasing, or that fails to permit the Sellers to deliver and the Purchaser Parties to purchase, the Project Securities, in lieu of the Seller-Owned Contact Shares, without a violation of the Takeovers Code, unless EME elects a Contact Shares Delivery Transaction.

ARTICLE IX.
TERMINATION

9.1                                 Termination of Agreement.  This Agreement may be terminated upon written notice (an “Agreement Termination Notice”) delivered by EME to the Purchaser or the Purchaser to EME, as the case may be, as follows:

(a)                                  At any time prior to the Project Closing Date, by the written consent of each of EME and the Purchaser;

(b)                                 By EME or the Purchaser, as the case may be, if (A) the Project Closing has not occurred on or before November 30, 2004 (including any later date as may be provided for by written agreement of EME and the Purchaser) (the “Outside Date”), or (B) the terminating party’s conditions to the Project Closing cannot reasonably be satisfied by the Outside Date; provided, however, that (1) EME may not terminate this Agreement pursuant to this Section 9.1(b) if EME has failed to comply with its obligations under this Agreement in any material respect and has not adequately cured such failure to comply on or before the Outside Date, and (2) the Purchaser may not terminate this Agreement pursuant to this Section 9.1(b) if any Purchaser Party (individually or in the aggregate) has failed to comply with its or their respective obligations under this Agreement in any material respect and has not adequately cured such failure to comply on or before the Outside Date;

(c)                                  By the Purchaser, prior to the Project Closing, so long as none of the Purchaser Parties (individually or in the aggregate) is then in breach of its respective representations, warranties or covenants in this Agreement in any material respect, upon a material breach or default by EME under this Agreement, if such breach or default is not cured by the earlier of the Project Closing Date or the date that is thirty (30) days after receipt by EME of written notice from the Purchaser specifying with particularity such breach or default; provided, however, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) so long as EME is using its Commercially Reasonable Efforts to cure such material breach or default and such breach or default is capable of cure on or before the Outside Date;

(d)                                 By EME, prior to the Project Closing, so long as it is not then in breach of its representations, warranties or covenants in this Agreement in any material respect, upon a material breach or default by any Purchaser Party (individually or in the aggregate) under this Agreement, if such breach or default is not cured by the earlier of the Project Closing Date or the date that is thirty (30) days after receipt by the Purchaser of written notice from EME specifying with particularity such breach or default; provided, however, that EME shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) so long as each of the applicable Purchaser Parties is using its Commercially Reasonable Efforts to cure such material breach or default and such breach or default is capable of cure on or before the Outside Date;

(e)                                  By EME in accordance with Section 1.2 upon the denial of the Exemption Request, or failure to obtain the Exemption Notice, in each case, as described in Section 1.2;

(f)                                    By EME prior to the Project Closing, if one of the Purchaser Parties is the subject of an Insolvency Event; or by the Purchaser prior to the Project Closing, if one of the Seller Parties is the subject of an Insolvency Event; or

(g)                                 By EME or the Purchaser if the Purchaser has issued a notice under Section 1.2(f).

9.2                                 Effect of Termination.

(a)                                  No termination of this Agreement shall be effective until an Agreement Termination Notice is delivered to the non-terminating Party specifying the provision of Section 9.1 pursuant to which such termination is made and, if applicable, any and all corresponding provisions of this Agreement underlying such termination under the provisions of Section 9.1 cited therein.

(b)                                 If validly terminated, this Agreement shall become void and of no further force and effect without liability to any Seller Party, Purchaser Party or any of its respective Subsidiaries, Affiliates or Representatives, except that the obligations of the Purchaser Parties under the Confidentiality Agreement and the obligations of the Parties under this Section 9.2, Sections 1.2(e), 1.5, 6.7, and 6.12, and Article XII of this Agreement shall remain in full force and effect; provided, however, that nothing in this Section 9.2 shall be deemed to release any Party from liability for any willful breach of its obligations under this Agreement in any material respect.

ARTICLE X.
DEFINITIONS

10.1                           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

“AAA” has the meaning set forth in Section 12.4(a).

“Acquired Companies” means Universal Holdings, Pacific Holdings, Contact and its Subsidiaries, and any other entities listed on Schedule A, but shall not include, or be deemed to include for any purpose, the Excluded Items.

 “Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person provided, that Contact and its Subsidiaries shall not be deemed to be an Affiliate of the Seller Parties or the Purchaser Parties.  As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies

(whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate Contracts” has the meaning set forth in Section 4.10.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Agreement Termination Notice” has the meaning set forth in Section 9.1.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Auction Confidentiality Agreements” has the meaning set forth in Section 1.4.

“Auction Process” or “Auction” means the process undertaken by EME involving the potential disposition of substantially all of its assets held outside the United States in one or more transactions, including the procedures employed by EME through which its indirect ownership interest in MEC BV and its Subsidiaries was offered for sale to competing bidders.

“Bankruptcy Law” means any Law providing for the relief of debtors or in any manner dealing with the bankruptcy, insolvency, liquidation or dissolution of a Person or the appointment of a receiver, administrative receiver or administrator of any of a Person’s assets.

“Benefit Plans” has the meaning set forth in Section 4.20.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in either Los Angeles, California) or Wellington, New Zealand are authorized or required by Law to be closed.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Cap” has the meaning set forth in Section 11.3(c).

“Claim Notice” has the meaning set forth in Section 11.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent party would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner, provided that “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts except for the costs of making filings in the Ordinary Course of Business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Major Contract, and the customary fees and charges of Governmental Authorities.

“Company Notice” has the meaning set forth in Section 1.2(a).

“Confidential Information Memorandum” means the Confidential Information Memorandum dated February 2004 and distributed by Lehman Brothers and Credit Suisse First Boston in connection with the Auction Process.

“Confidentiality Agreements” has the meaning set forth in Section 6.7.

“Consolidated Taxes” shall mean all U.S. or foreign federal, state, provincial or local Income Taxes that are paid on a consolidated, group relief, multiple entry consolidated group, fiscal unity, loss surrender, unitary, combined or similar basis with respect to Tax Returns that include one or more Controlled Acquired Companies, on the one hand, and EME or any of its Affiliates, on the other hand.

“Consolidated Tax Returns” shall mean any Tax Returns with respect to Consolidated Taxes.

“Contact” means Contact Energy Limited, a New Zealand corporation.

“Contact Dividends” means any dividend or distribution of cash, property or rights in respect of the Contact Shares or the redemption or similar transaction of, or with reference to, the Contact Shares.

“Contact Independent Directors” means the directors of Contact who are not employees of or seconded to Contact by EME.

“Contact Shares” means the issued and outstanding ordinary shares in Contact, other than treasury shares.

“Contact Shares Delivery Transaction” has the meaning set forth in Section 1.2(a).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Related Agreements, including the Takeover Offer.

“Contract” means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other written agreement.

“Controlled Acquired Companies” means all of the Acquired Companies other than the Non-Controlled Acquired Companies.

“Controlled Acquired Company Financial Schedule” has the meaning set forth in Section 4.6.

 “Currency Exchange Rate” means the currency exchange rate for NZ$ to US$ or US$ to NZ$, as the case may be, as determined under Section 12.15.

“Deductible Amount” has the meaning set forth in Section 11.3(c).

“Dutch Capital Tax” shall mean any Tax based upon, measured by or levied on the basis of Chapter IV Capital Tax (“Kapitaalsbelasting”) of the Legal Transactions Act (“Wet op belastingen van rechtsverkeer”).

“Dutch Corporate Income Tax” shall mean any Tax based upon, measured by, or levied on the basis of the Dutch Corporate Income Tax Law 1969 (“Wet op de vennootschapsbelasting 1969”).

“Dutch Dividend Withholding Tax” shall mean any Tax based upon, measured by or levied on the basis of the Dividend Withholding Tax Law 1965 (“Wet op de dividendbelasting 1965”).

“Effective Date” has the meaning set forth in the first paragraph hereof.

“EME” has the meaning set forth in the first paragraph hereof.

“EME Confidentiality Agreement” has the meaning set forth in Section 6.7.

“EME Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.

“EME Indemnified Parties” has the meaning set forth in Section 11.3(b).

“EME Precision” means EME Precision B.V., a Netherlands company.

“Environmental Law” means all Laws in effect on the Effective Date relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), natural resources or the protection thereof, and the regulations promulgated pursuant to any such Law.

“Excluded Items” has the meaning set forth in Section 1.7.

“Exemption Notice” has the meaning set forth in Section 1.2(a).

“Exemption Request” has the meaning set forth in Section 1.2(a).

“Financial Information” has the meaning set forth in Section 4.7.

“Foreign Implementing Agreements” means the various agreements to be executed by the respective Seller Parties and Purchaser Parties after the Effective Date for the purpose of implementing the Contemplated Transactions on the Project Closing Date under any foreign Applicable Law.

 “Governing Documents” means (i) any articles of incorporation or bylaws or any other charter or similar documents adopted or filed in connection with the creation, formation or organization of any entity, (ii) all agreements and documents relating to the organization, management or ownership of the entity or interest, including management agreements, voting agreements, partnership agreements, joint venture agreements, registration rights agreements and other similar agreements and (iii) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Applicable Law.

“Governmental Conditions” means the consents, orders, authorizations, waivers or approvals of those Governmental Authorities set forth on Schedule 8.1(b) necessary to consummate the Contemplated Transactions.

“Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages), including in the case of clauses (i), (ii) and (iii) any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Returns” shall mean any Tax Returns with respect to Income Taxes.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Insolvency Event” means: (a) in relation to EME, any one or more of the following events; (i) an Insolvency Proceeding is commenced by EME; (ii) an Insolvency Proceedings is commenced against EME and any of the following events occur: (A) EME consents to the institution of the Insolvency Proceeding against it: (B) the petition commencing the Insolvency Proceeding is not timely controverted: (C) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof: (D) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, EME and such interim trustee is not dismissed within thirty (30) calendar days; or (E) an order for relief shall have been issued or entered therein; (iii) EME is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; and (iv) a Lien is imposed whether by judgment or otherwise upon any material portion of EME’s properties or assets such that EME’s ability to perform its obligations under this Agreement is materially impaired; and (b) in relation to any other corporation, anything analogous to the events described in paragraph (a) above in accordance with the Law of the place of its incorporation.

“Insolvency Proceeding” means any proceeding commenced by or against any EME under any provision of the Bankruptcy Code of the United States of America or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Assets” means all material intellectual property used by any Acquired Company in connection with its business, (i) including all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, methods, data and processes, but (ii) excluding the names “Edison”, “Edison Mission Energy”, “EME”,  “MEC”, “Mission Energy”, “Mission”, “Mission Operations and Maintenance”, “MOMI” and “Edison InternationalSM” (and any variations thereof) and any trademarks, trade names, logo or symbols related thereto.

“Intralinks” means the information contained in the virtual data room made available to bidders in the Auction, as of 9:00 p.m. (United States Eastern Time) on June 23, 2004, including the documents, questions and answers, and other data posted thereon as of such date and time, as well as the Confidential Information Memorandum and all supplements thereto and amendments thereof, and the documents otherwise made available to bidders in the Auction to the extent included on any index included in such virtual data room as of such date and time.

“Knowledge” means, with respect to an individual, the extent, if any, of such individual’s actual awareness of a particular fact or matter, without implying or requiring verification or investigation concerning such knowledge.  A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or executive officer of that Person (or in any similar capacity) has Knowledge of that particular fact or other matter as an individual’s Knowledge is defined in the immediately preceding sentence; provided, however, that the Knowledge of

EME shall be limited to the Knowledge of the individuals named on Schedule 10.1-K and the Knowledge of the Purchaser shall be limited to Knowledge of the individuals named on Schedule 10.1-K2.

“Law” means any and all international, national, federal, state, provincial, regional, local, municipal, or other law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued, entered or put into effect by a Governmental Authority.

“Liabilities” means any and all debts, losses, liabilities, claims, damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third party claims, and any reasonable out-of-pocket costs and expenses (including reasonable legal counsels’, accountants’ or other fees and expenses incurred in defending any Action or in investigating any of the same or in asserting any rights hereunder).

“License” means any registration, license, permit, authorization and other consents or approvals of any Governmental Authority.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance, other than Permitted Exceptions.

“Local GAAP” means generally accepted accounting principles applicable in the country for which any particular financial statements of an Acquired Company are prepared, as in effect on the Effective Date and consistently applied.

“Losses” has the meaning set forth in Section 11.3(a).

“Major Contracts” has the meaning set forth in Section 4.10.

“Material Adverse Effect” means any material adverse effect on the validity or enforceability of this Agreement or the Contemplated Transactions or on the business, condition (financial or otherwise) or results of operations of an entity taken as a whole or a group of entities, taken as a whole, as the case may be, excluding any material adverse effect resulting from (i) any changes in financial, banking or securities markets, or general business, economic, political, social or regulatory conditions in industries or countries in which any of the Acquired Companies or Seller Parties operate, including changes applicable to the international, national, regional or local wholesale or retail markets for electricity, coal, steam or natural gas, interest rates, consumer confidence, changes in Local GAAP or US GAAP, outbreak of hostilities, terrorist activities, war, changes in Tax Law (or “published practice”, as understood in the United Kingdom, New Zealand or other jurisdictions, meaning generally public statements by tax authorities as to how certain matters in practice will be dealt with), and stock, bond and commercial indebtedness prices and trends, (ii) any change resulting from the announcement or pendency of the Auction or any of the Contemplated Transactions or (iii) any change resulting from the compliance by the Parties with their obligations under this Agreement or any Related Agreement.

 “MEC BV” has the meaning set forth in the recitals hereto.

“Merger Control Laws” has the meaning set forth in Section 4.3.

“Net Operating Capital” has the meaning set forth in Section 2.3.

 “Non-Controlled Acquired Companies” means Contact and its Subsidiaries and any entities designated as such in the EME Disclosure Schedule, but shall not include, or be deemed to include for any purpose, the Excluded Items.

“NZ$” or “New Zealand Dollars” means the lawful currency of New Zealand.

“Operating Contracts” means (i) any Contract providing for the purchase, sale or distribution of electricity, fuel or any byproduct from electricity generation and (ii) any agreement for the operation and maintenance of any electricity generation project.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means, in respect of any Person, the conduct of business of such Person in a manner substantially consistent with the regular conduct of such business during the three (3) year period ending on the Effective Date, including, except as the term is used in Section 4.10(a)(iii), paragraph (g) of the definition of “Permitted Exceptions” and Section 6.3(d), any activities (whether or not occurring during such time period) associated with the Auction or in anticipation of the Contemplated Transactions.

“Outside Date” has the meaning set forth in Section 9.1.

“Pacific Holdings” means Mission Energy Pacific Holdings, a New Zealand corporation.

“Pacific Holdings Debt” means the aggregate principal amount in NZ$ of indebtedness owed by Pacific Holdings under the Multi Option Facilities Agreement dated May 2001 by and among Pacific Holdings, Credit Suisse First Boston Melbourne Branch ABN 17061700712 and the banks and the financial institutions listed from time to time in the parts of B and C of Schedule 1 thereto, as amended by Amending Agreement dated 25 September 2001.

“Pacific Holdings Leverage” means the Pacific Holdings Debt and the Pacific Holdings Redeemable Preference Shares.

“Pacific Holdings Leverage Amount” means NZ$535,000,000, which is the Pacific Holdings Leverage Balance as of the Effective Date.

“Pacific Holdings Leverage Balance” means, at any date, the aggregate amount as of that date of (a) the Pacific Holdings Debt and (b) the aggregate redemption amount payable upon redemption of the Pacific Holdings Redeemable Preference Shares.

“Pacific Holdings Redeemable Preference Shares” means the 250,000,000 redeemable preference shares issued by Pacific Holdings to Mission Contact Finance Limited pursuant to a subscription agreement dated 11 June 2001.

“Parties” means each of EME, as principal and as agent for the other Seller Parties, the Purchaser and the Purchaser Parents.

“Per-Contact Share Price” means the price specified on Schedule 2.1(a).

“Permitted Exceptions” means (a) Liens for Taxes not yet subject to penalties for delinquent nonpayment or which are being actively contested in good faith by appropriate proceedings, (b) the Lien existing under Security Trust Deed among Pacific Holdings, Universal Holdings, Mission Contact Finance Limited, and the Trustees Executors and Agency Company of New Zealand Limited dated 21 May 2001 as amended by Deed of Modification of Security Trust Deed dated 26 March 2003, and any other Liens designated as such in the EME Disclosure Schedule, (c) any authorization, consent, approval, certification, license, order or filing not required to be listed in the EME Disclosure Schedule as exceptions to Section 4.4(a) or Section 4.4(b), (d) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (e) Liens that will be discharged or released either prior to, or substantially simultaneously with, the Project Closing, (f) Liens created by a Purchaser Party, (g) Liens granted in the Ordinary Course of Business to project financiers and lenders, including those posted on Intralinks and (h) such other Liens and possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such property.

 “Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Pre-Closing Insurance Occurrences” has the meaning set forth in Section 6.15(b).

“Pre- Closing Tax Period” has the meaning set forth in Section 11.5(c)(i).

 “Project Closing” has the meaning set forth in Section 3.1.

“Project Closing Date” has the meaning set forth in Section 3.1.

 “Project Purchase Price” has the meaning set forth in Section 2.1(a).

“Project Securities” means, subject to Section 1.3, all of the respective shares, partnership interests and other direct equity interests in the Acquired Companies owned by the Sellers of Project Securities that are listed under the column titled “Project Securities” on Schedule A.

“Proposed Exemption Notice” has the meaning set forth in Section 1.2(a).

“Provider” has the meaning set forth in Schedule 6.19.

“Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Purchaser Indemnified Parties” has the meaning set forth in Section 11.3(a).

“Purchaser Obligations” has the meaning set forth in Section 6.12(a).

“Purchaser Parents” has the meaning set forth in the first paragraph hereof.

“Purchaser Parties” means the Purchaser and all Purchaser Parents.

“Purchaser Tax Act” means any: (i) any Tax election under section 338 of the US

Internal Revenue Code with respect to the Acquired Companies, (ii) any act or omission occurring during the imputation year within the meaning in section OB of the Income Tax Act 1994 (New Zealand) in which the Project Closing occurs which results in a Controlled Acquired Company being unable to maintain an imputation credit account in the imputation year in which the Project Closing occurs, or (iii) any act taken or omission occurring after the Project Closing Date which results in Universal Holdings not being resident of the Netherlands for Netherlands tax purposes at any time before the Project Closing Date, that, in each case, (A) is of or by the Purchaser Parties and their Affiliates (including a Controlled Acquired Company) or any of their successors and assigns on or after the Project Closing, (B) is not required by Law, (C) is not expressly and specifically set forth in this Agreement, (D) has not been approved in writing by EME, an Affiliate of EME or a pertinent successor or assign of EME or such Affiliate of EME (other than the Purchaser, any Affiliate of the Purchaser, and any of their respective successors and assigns) and (E) directly causes an increase in income or a decrease in deductions or other allowance or credits for the Seller Parties and their respective Affiliates (including a Controlled Acquired Company) or any of their successors and assigns.

“Related Agreement(s)” means “Related Agreements” that are negotiated under the provisions hereof, including the Foreign Implementing Agreements and the other agreements, if any, set forth on Schedule 10.1-R.

“Representative” means with respect to a particular Person, any director, officer, principal, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Rules” has the meaning set forth in Section 12.4(a).

“Secondment Agreement” means the Agreement Relating to Secondment of Acting CEO dated August 10, 2000, among EME, Contact, and Stephen P. Barrett, as amended.

 “Securities Act” has the meaning set forth in Section 5.6(a).

“Sellers” means each of the entities listed under the column titled “Sellers” on Item 1 of Schedule A or, in the event of a Contact Shares Delivery Transaction, each of the entities listed under the column titled “Sellers” on Item 2 of Schedule A.

“Seller-Owned Contact Shares” means the aggregate of 295,369,328 Contact Shares owned by Universal Holdings and Pacific Holdings, consisting of 3,600,297 Contact Shares owned by Universal Holdings and the 291,769,031 Contact Shares owned by Pacific Holdings.

“Seller Parties” means EME and the Sellers.

“Straddle Period” has the meaning set forth in Section 7.1(b).

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect more than fifty percent (50%) of the board of directors or the members of any similar governing body; provided, that none of Contact and its Subsidiaries shall in any event be deemed to be a Subsidiary or Affiliate of EME or any of its Subsidiaries or Affiliates.

“Survival Expiration Date” has the meaning set forth in Section 11.1.

“Takeovers Code” means the New Zealand Takeovers Code approved by the Takeovers Code Approval Order 2000 (SR 2000/210).

“Takeover Offer” means a full offer for Contact Shares made pursuant to rule 8 of the Takeovers Code in substantially the form of Schedule 1.2(a)(ii).

“Takeover Offer Notice Date” shall mean the date of the giving of the Company Notice to Contact in accordance with Section 1.2(a).

“Takeovers Panel” means the body corporate established under Part I of the New Zealand Takeovers Act 1993.

“Tax” or “Taxes” means any tax, duty, charge or other levy separately or jointly due or payable to, or levied or imposed by, any supranational, national, federal, state, provincial, municipal, local, foreign or other Governmental Authority having the power to tax, including income, gross receipts, gains, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax, duty, charge, or other levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any liability for the payment, reimbursement, or in any way relating to such amounts as a result of a contractual obligation to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 11.5(e).

 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claims” has the meaning set forth in Section 11.4.

“Third-Party Conditions” means the consents, authorizations, waivers or approvals set forth on Schedules 8.2(d) or 8.3(d), as the case may be.

“Universal Holdings” means Mission Energy Universal Holdings, a New Zealand corporation.

“US Dollars” or “US$” means the lawful currency of the United States.

“US GAAP” means generally accepted accounting principles in the United States as in effect on the Effective Date, consistently applied.

“Valley Power” means Valley Power Pty Ltd ACN 083 964 470, an Australian corporation.

“Wholly Owned Subsidiary” or “wholly owned subsidiary” means, as to any Person, (i) any corporation one hundred percent (100%) of whose capital stock of all classes (other than director’s qualifying shares) is at the time owned by such Person or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest and has the power to vote or to direct the voting of sufficient securities to elect one hundred percent (100%) of the members of the management committee, board of directors or any similar governing body.

10.2                           Usage.  In this Agreement, unless a clear contrary intention appears:

(a)                                  the singular number includes the plural number and vice versa;

(b)                                 reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c)                                  reference to any gender includes each other gender;

(d)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e)                                  reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f)                                    “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g)                                 “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h)                                 “or” is used in the inclusive sense of “and/or”;

(i)                                     with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(j)                                     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(k)                                  references to any Schedule refers to the corresponding Schedule to this Agreement.

(l)                                     “$” or “dollars” means New Zealand Dollars unless “US$” or “US Dollars” is expressly stated.

ARTICLE XI.
INDEMNIFICATION

11.1                           Survival.  The representations and warranties of the Parties set forth in Articles IV and V of this Agreement (or in any writing required to be delivered in connection with this Agreement) shall survive the Project Closing and shall expire on the date that is fifteen (15) months from the Project Closing Date (the “Survival Expiration Date”).  Notwithstanding the preceding sentence to the contrary, the representations and warranties set forth in Sections 4.1 and 5.1 (Organization) and Section 4.5 (Ownership Interests) shall survive the Project Closing indefinitely, and the representations and warranties in Section 4.12 (Taxes) shall survive as to any Tax covered by such representations and warranties until the expiration of the applicable statute or rule of limitations for such Tax.

11.2                           Exclusive Remedy.  Absent intentional fraud, from and after the Project Closing, (a) the remedies contained in this Article XI shall be the sole and exclusive remedy of any Party or indemnitee hereunder for monetary recovery, including damages (whether based on contract, tort or any other theory) and, to the extent permitted by Law, each Party and indemnitee agrees not to make, and releases any right it may have to make, any other claim for monetary recovery under any Applicable Law, including securities laws to the extent waivable, in connection with (i) any untruth or inaccuracy in any representation or breach of any warranty in this Agreement or any related certificates or other documents delivered pursuant to this Agreement, (ii) any failure by a Party to perform or observe any term, provision, covenant, or agreement in this Agreement to be performed or observed by such Party, and (iii) any act or omission concerning any Project Security or Acquired Company (or for any statement or representation about any of the foregoing), in each case except in accordance with the provisions of this Article XI; and (b) subject to the following sentence, indemnification with respect to Taxes shall be governed solely by Section 11.5.  Subject to Section 11.6, and notwithstanding EME’s acting as agent for other Seller Parties or any other provision herein, all claims by a Purchaser Indemnified Party under this Agreement shall be made against EME only, and no Purchaser Party or other Purchaser Indemnified Party shall have the right to institute any Action or make any claim against any such other Seller Parties under this Agreement.  All amounts paid or payable pursuant to this Article XI shall be in US Dollars.

11.3                           Indemnification Coverage.

(a)                                  Except with respect to Taxes, indemnification for which is dealt with exclusively in Section 11.5, EME shall indemnify and defend, save and hold the Purchaser Parties and their respective Affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all claims, demands, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of investigation, litigation, settlement and judgment (collectively, “Losses”) which they sustain or suffer or to which they become subject as a result of:

(i)                                     any inaccuracy in any representation of EME or the breach of any warranty by EME contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement;

(ii)                                  any failure to perform or observe any term, provision, covenant or agreement in this Agreement to be performed or observed by EME;

(iii)                               the ownership or operation of the Excluded Items; and

(iv)                              any claims by the persons identified on Schedule 3.4(b) against any of the Controlled Acquired Companies, other than claims for indemnity, advancement of expenses or other rights described in Section 6.10.

(b)                                 Except with respect to Taxes, indemnification for which is dealt with exclusively in Section 11.5, the Purchaser Parties, jointly and severally, shall indemnify and defend, save and hold the Seller Parties and their respective Affiliates, successors and permitted assigns (collectively the “EME Indemnified Parties”) harmless from and against any and all Losses which they sustain or suffer or to which they become subject as a result of:

(i)                                     any inaccuracy in any representation by any Purchaser Party or the breach of any warranty by any Purchaser Party contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement;

(ii)                                  any failure to perform or observe any term, provision, covenant or agreement in this Agreement to be performed or observed by any Purchaser Party; and

(iii)                               the ownership or operation after the Project Closing Date of the Acquired Companies and their businesses acquired by the Purchaser pursuant to this Agreement.

(c)                                  The indemnification obligations in Sections 11.3(a) and 11.3(b) shall be subject to the following limitations:

(i)                                     The aggregate liability of EME under Section 11.3(a)(i) and the aggregate liability of the Purchaser Parties under Section 11.3(b)(i) shall not, in either case, exceed a dollar amount equal to fifteen percent (15%) (rounded to the nearest ten thousand US Dollars) of the sum of the Project Purchase Price and the Pacific Holdings Leverage Amount, each in US$ equivalent based on the Currency Exchange Rate as of the Effective Date (the “Cap”); provided, however, that the Cap shall not be applicable to any untruth or inaccuracy in any representation or the breach of any warranty contained in Sections 4.1 or 5.1 (Organization), 4.5 (Ownership Interests), or 4.12 (Taxes).

(ii)                                  No indemnification for any Losses asserted against EME or the Purchaser Parties, as the case may be, under Section 11.3(a)(i) or Section 11.3(b)(i) shall be required (A) unless and until the cumulative aggregate amount of all such Losses exceeds a dollar amount equal to two percent (2%) (rounded to the nearest ten thousand US Dollars) of the sum of the Project Purchase Price and the Pacific Holdings Leverage Amount, each in US$ equivalent based on the Currency Exchange Rate as of the Effective Date, at which point EME or the Purchaser Parties, as the case may be, shall be obligated to indemnify the Indemnified Party only as to the amount of such Losses in excess of such amount (the “Deductible Amount”), up to the Cap set forth in Section 11.3(c)(i), provided, however, that individual claims of US$50,000 or less (or its equivalent in foreign currency) arising shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the Deductible Amount; provided, further, that nothing in this Section 11.3(c)(ii) shall apply to indemnification for Losses asserted against an Indemnifying Party arising from any untruth or inaccuracy in any representation or breach of any warranty contained in Sections 4.1 or 5.1 (Organization), Section 4.5 (Ownership Interests), or Section 4.12 (Taxes).

(iii)                               An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses.  Without limiting the foregoing, the amount of any Losses suffered by an Indemnified Party shall be reduced by any third-party insurance, or other payments from third parties, which such Indemnified Party receives in respect of or as a result of such Losses.  If any Losses for which indemnification is provided and paid hereunder are subsequently reduced by any third-party insurance or other payments from third parties, the amount of the reduction shall be remitted to the applicable Indemnifying Party.

(iv)                              No claim may be asserted nor may any Action be commenced for any untruth or inaccuracy in any representation or breach of any warranty, unless written notice of such claim or Action, describing in reasonable detail the known facts and circumstances with respect to the subject matter of such claim or Action, is provided to the applicable Indemnifying Party on or prior to the Survival Expiration Date.

(v)                                 In no event shall any Indemnifying Party be liable to any Indemnified Party pursuant to this Article XI for any Losses in the nature of consequential damages, punitive damages, restitution, lost profits or damage to reputation.

(vi)                              In determining the amount of indemnification due under this Section 11.3, all payments shall be reduced by any Tax benefit actually and currently realized by the Indemnified Party on account of the underlying claim.

11.4                           Procedures.  Any party entitled to indemnification under this Article XI (each an “Indemnified Party”) shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim or Action by any third party (such third party Actions being collectively referred to herein as “Third-Party Claims”), give notice thereof (the “Claim Notice”) to the Person or Persons obligated to provide indemnification under this Article XI (each an “Indemnifying Party”), such notice in any event to be given within thirty (30) days from the date the Indemnified Party obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnifying Party.  In providing any Claim Notice to the Indemnifying Party of any Third-Party Claim, the Indemnified Party shall provide the Indemnifying Party with a copy of such Third-Party Claim or other documents received and shall otherwise make available to the Indemnifying Party all relevant information material to the defense of such claim and within the Indemnified Party’s possession.  The Indemnifying Party shall have the right, by notice given to the Indemnified Party within fifteen (15) days after the date of the Claim Notice, to assume and control the defense of the Third-Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnifying Party after consultation with the Indemnified Party, and the Indemnifying Party shall pay all expenses of, and the Indemnified Party shall cooperate fully with the Indemnifying Party in connection with, the conduct of such defense.  The Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in (but not control) the defense of such Third-Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless the Indemnifying Party shall agree otherwise; provided, however, if the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party requires that the same counsel represent both the Indemnified Party and the Indemnifying Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Party shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party.  If the Indemnifying Party shall have failed to assume the defense of any Third-Party Claim in accordance with the provisions of this Section 11.4, then the Indemnified Party shall have the absolute right to control the defense of such Third-Party Claim, and if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying

Party, provided that the Indemnifying Party shall be entitled, at its expense, to participate in (but not control) such defense.  The Indemnifying Party shall have the right to settle or compromise any such Third-Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnified Party (other than to provide releases related to the Third-Party Claim).  The Indemnifying Party shall not be liable for any settlement effected by the Indemnified Party without the Indemnifying Party’s consent except where the Indemnified Party has assumed the defense because the Indemnifying Party has failed or refused to do so.  The Indemnifying Party may assume and control, or bear the costs, of any defense of a Third Party Claim subject to its reservation of a right to contest the Indemnified Party’s right to indemnification hereunder, provided that it gives the Indemnified Party notice of such reservation within fifteen (15) days of the date of the Claim Notice.

11.5                           Tax Indemnification.

(a)                                  EME Indemnification.  EME shall indemnify, defend, save and hold the Purchaser Indemnified Parties harmless from and against (x) all liability for Taxes due and owing by the Controlled Acquired Companies or Purchaser Indemnified Parties in respect of any taxable period that ends on or before the Project Closing Date and the portion of any Straddle Period ending on the Project Closing Date, including (i) all liability including several liability for Consolidated Taxes under Treasury Regulation Section 1.1502-6 and any analogous provisions of foreign Laws or otherwise for Taxes of EME or any other Person (other than the Acquired Companies) which is or has ever been affiliated with the Controlled Acquired Companies, or with whom such Controlled Acquired Companies otherwise join or have ever joined (or are or have ever been required to join) in filing any Consolidated Tax Return, in respect of any period up to the Project Closing Date and the portion of any Straddle Period ending on the Project Closing Date, (ii) all liability for any breach of EME’s representations and warranties contained in Section 4.12 with respect to Taxes of and in respect of the Controlled Acquired Companies and Purchaser Parties, (iii) all liability for Taxes for any breach of the Seller Parties’ covenants contained in Articles VI (insofar as any such breach gives rise to a taxing event or relates to a Tax matter including for the avoidance of doubt any liability arising as a result of a breach under Section 6.24) and Article VII, and (iv) all liability for amounts included in Sections 7.10 and 7.11, (y) all liability for Taxes of the Purchaser Indemnified Parties or the Controlled Acquired Companies arising as a result of any acts, transactions or events undertaken or deemed to be undertaken by EME, its Affiliates or the Acquired Companies whether arising alone or in conjunction with another event, act, occurrence, or the omission of an occurrence, and wherever arising, which wholly or partly (in which event the liability of EME shall be limited to that part) results in or arises from or relates to any actual or deemed income, profits or gains earned, received or arising on or before the Project Closing Date or is either wholly or partly (in which event the liability of EME shall be limited to that part) attributable to any event, act, occurrence, including entry into and performance of transactions and/or obligations set out or contemplated whether directly or indirectly under this Agreement, on or prior to the Project Closing Date, and to the extent that a special dividend with imputation credits attached is not paid to Mission Contact Finance Limited redeemable preference shareholders prior to Project Closing which if paid would have utilised imputation credits prior to Project Closing, includes the amount actually paid to such shareholders equal to the amount of imputation credits that would have been attached to dividends payable to such shareholders with respect to the January 2005 dividend, which credits are attributable to the period that ends at Project Closing, and (z) all liability for Taxes imposed on or as a result of the transactions described in Section 6.13; provided, however, that EME’s indemnity obligation for Taxes pursuant to this Section 11.5(a) shall be reduced by refunds (net of any Tax liability thereon) of Taxes with respect to such periods received after the Project Closing Date by the Purchaser or any of its Affiliates and not previously remitted to EME.  Notwithstanding the foregoing, EME shall not indemnify, defend or hold harmless any Purchaser Indemnified Party (A) from any liability for Taxes attributable to any Purchaser Tax Act; (B) with respect to liability for Taxes that arises because a Controlled Acquired Company ceases to be a member of a consolidated or multiple entry consolidated group for Australian Tax purposes of which it was a member prior to the Project Closing Date, or (C) for any estimated or prepaid Taxes made on or prior to the Project Closing Date.  Any net operating losses, capital loss or tax credit carryforwards, or any similar item, arising in a taxable period that ends on or before the Project Closing Date or the portion of any Straddle Period ending on the Project Closing Date of the Acquired Companies (including any Tax losses that would have been available if the Project Closing had not occurred) shall be for the benefit of EME and its Affiliates for such periods; to the extent that EME and its Affiliates do not use such benefit (including as to original returns, audit adjustments and refund claims), then any such net operating loss, capital loss or tax credit carryforwards, or any similar item should be available to the Purchaser Parties and their Affiliates (including, after the Project Closing, the Controlled Acquired Companies) according to Applicable Law, provided that EME shall not indemnify, defend or hold the Purchaser Indemnified Parties harmless for any liability for Taxes as a result of the inability of the Purchaser Parties and their Affiliates to use such net operating loss, capital loss or tax credit carryforwards, or any similar item.

(b)                                 Purchaser Indemnification.  The Purchaser Parties and their Affiliates (including, after the Project Closing, the Controlled Acquired Companies), jointly and severally, shall indemnify, defend, save and hold the EME Indemnified Parties harmless from and against: (i) except to the extent EME is otherwise required to indemnify the Purchaser Indemnified Parties for such Tax pursuant to Section 11.5(a), all liability for Taxes of and in respect of the Controlled Acquired Companies; (ii) all liability for Taxes attributable to a Purchaser Tax Act; and (iii) all liability for any breach of the Purchaser Parties’ covenants contained in Article VII.

(c)                                  Straddle Period.  In the case of any Straddle Period:

(i)                                     The periodic Taxes of the Controlled Acquired Companies that are not based on income, gains or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Project Closing Date (the “Pre-Closing Tax Period”) shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire taxable period; and

(ii)                                  Taxes of and in respect of the Controlled Acquired Companies for the Pre-Closing Tax Period (other than Taxes described in Section 11.5(c)(i)) shall be computed as if such taxable period ended as of the close of business on the Project Closing Date and, in the case of any Taxes of and in respect of the Controlled Acquired Companies attributable to the ownership by such companies of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Project Closing Date.

(d)                                 Payment.  Payment by the Indemnifying Party of any amount due under the provisions of this Section 11.5 shall be made within ten (10) Business Days following written notice by the Indemnified Party that payment of such amount to the appropriate Tax authority is due; provided that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax authority.  In the case of prepaid Taxes, payment by the Indemnifying Party shall be made within ten (10) Business Days following written notice by the Indemnified Party that payment of such amount was properly made under Applicable Law.   In the case of a Tax that is contested under Section 11.5(e) below, payment of the Tax to the appropriate Tax authority shall be considered to be due at the time at which use of money interest and/or late payment penalties start to accrue.  The Indemnifying Party shall pay all use of money interest and late payment penalties until such time as full payment of the tax amount, use of money interest and penalties is made to the Indemnified Party.

(e)                                  Tax Indemnity Procedures.

(i)                                     If a written claim shall be made by any taxing authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to the Purchaser Indemnified Parties or the EME Indemnified Parties pursuant to Section 11.5, the Indemnified Party shall promptly notify the Indemnifying Party of such claim no later than forty five (45) Business Days after such Tax Claim is received by the Purchaser Indemnified Party, or otherwise the Indemnifying Party shall not be liable to make such indemnification payment with respect to such Tax Claim to the extent of the actual prejudice caused.

(ii)                                  With respect to any Tax Claim relating to a taxable period ending on or before the Project Closing Date or relating to or affecting a Consolidated Tax Return of EME or its Affiliates (including, for the avoidance of doubt, any Tax Return of a relevant consolidated or multiple entry consolidated group for a Straddle Period), EME shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.  The Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

(iii)                               Except as otherwise provided in Section 11.5(e)(ii), EME and the Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of and in respect of the Controlled Acquired Companies for any Straddle Period.  Neither EME nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

(iv)                              Except as otherwise provided in Sections 11.5(e)(i) and (ii), the Purchaser shall control all proceedings with respect to Taxes for any Controlled Acquired Company for any taxable period beginning after the Project Closing Date.

(v)                                 That Party (either the Seller or the Purchaser, as the case may be) which is in control of any proceeding with respect to Taxes shall consult with the other Party (either the Seller or the Purchaser, as the case may be) prior to taking any action or inaction with respect to that proceeding that could reasonably be expected to unduly prejudice the other Party with respect to any Tax.

(f)                                    If the financial statements for any Controlled Acquired Company in the income year in which the Project Closing occurs reflects a deferred Tax asset or a deferred Tax liability for timing differences (determined by applying New Zealand GAAP) attributable to the pre-closing period and which could give rise to a decrease or an increase in the Purchaser’s liability to Taxes post closing, then Purchaser or EME as the case may be, shall make payment to EME or the Purchaser, as the case may be, on demand following the crystallization of any such Tax liability or any such Tax benefit in respect of the timing differences which will occur when any such Tax payment is made to the Tax authority or when any such Tax benefit is received or recovered from the Tax authority.

11.6                           Indemnity Payments Treated as Adjustment to the Project Purchase Price.  Any indemnity payments (including Tax indemnity payments) and any other payments made or refunds remitted pursuant to Articles VI and VII, are intended by the Parties and shall be treated by the Parties on their Tax Returns as payments made by the respective Seller Party or Purchaser Party, as the case may be, and as adjustments to the Project Purchase Price, unless any final Tax determination causes any such payment not to be treated as an adjustment to the Project Purchase Price.  To the extent any indemnity payment is subject to Tax to the recipient, the amount payable to the recipient will be increased to the extent necessary to provide the recipient with an amount equal to the initial amount payable under the indemnity, provided that if any such Tax is refunded to or otherwise recovered by the recipient, such refund or recovery shall be for the account of and paid over to the indemnifying party.

ARTICLE XII.
MISCELLANEOUS

12.1                           Construction; Conflicts.  This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Each and every provision of this Agreement, each Related Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same.  Consequently, any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement, any Related Agreement or such other documents and instruments.  In the event of any conflict between this Agreement and any Related Agreement or Foreign Implementing Agreement, this Agreement shall prevail unless either (a) this Agreement is separately amended in accordance with the provisions hereof or (b) EME and the Purchaser are also parties to such Related Agreement or Foreign Implementing Agreement and such Related Agreement or Foreign Implementing Agreement expressly provides that it prevails over this Agreement.

12.2                           Expenses.  Subject to the liquidated damage payment contemplated by Section 1.2(e), the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, shall each bear their own respective costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Related Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Contemplated Transactions.

12.3                           Incorporation of Exhibits and Schedules.  All of the Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.4                           Arbitration.

(a)                                  Agreement to Arbitrate.  The Seller Parties and the Purchaser Parties will make Commercially Reasonable Efforts to resolve any controversy or claim directly or indirectly based upon, arising out of or in relation to this Agreement, any Related Agreement or any of the Contemplated Transactions, or the breach or alleged breach hereof or thereof, whether based in contract, tort or any other theory, without resort to arbitration.  If the Parties to such a controversy or claim are unable to effect a satisfactory resolution between themselves within thirty (30) days of the notice of the controversy or claim by either the Seller Parties or the Purchaser Parties to the other, such controversy or claim shall, by EME (on behalf of itself or any EME Indemnified Party) or the Purchaser (on behalf of itself or any Purchaser Indemnified Party), be submitted to arbitration in accordance with this Section 12.4.

(b)                                 Seat of the Arbitration.  The seat of the arbitration will be London.

(c)                                  Number of Arbitrators.  The number of arbitrators will be three.

(d)                                 Language of the Arbitration.  The language of the arbitration will be English.

(e)                                  Procedural rules.  Unless otherwise agreed by the Parties, the arbitration will be conducted in accordance with the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce (hereinafter “Rules”), subject to this Section 12.4.

(f)                                    Appointment of Arbitrators and Chairperson.  Each party shall appoint one arbitrator in accordance with the Rules.  The arbitrators nominated by the Parties shall have 30 days in which to jointly propose the chairperson of the arbitral tribunal, failing which the chairperson shall be appointed in accordance with the Rules.

(g)                                 Joinder of Parties.  The arbitrators shall have the power, on the application of any party to the arbitration, to allow one or more Parties to this Agreement or a Related Agreement to be joined in the arbitration as a party.  Each Party to this Agreement hereby consents to such joinder.  In the event of such joinder of parties in the arbitration, the arbitrators shall have the power to make a single final award, or separate awards, in respect of all parties so joined in the arbitration.

(h)                                 IBA Rules.  The IBA Rules for the Taking of Evidence in International Commercial Arbitration will apply.

(i)                                     Stenographic Record.  A stenographic record shall be made of the arbitration proceedings.

(j)                                     Powers of the Arbitrators.  The arbitrators will have the power to determine any question in relation to the validity or existence of this Agreement or any Related Agreement and to grant equitable remedies and all other remedies not prohibited by this Agreement.

(k)                                  Severance.  This Section 12.4 sets out a separate and several agreement to this Agreement.  Accordingly, if the Agreement is void or voidable for any reason the dispute resolution agreement set out in this Section 12.4 will be unaffected and survive any determination that the Agreement is void or has been avoided.

(l)                                     Confidentiality.  The arbitration shall be private and confidential, and no party or arbitrator shall, without prior written consent of all parties to the arbitration, disclose any matter relating to the arbitration, except as required to comply with Applicable Law or stock exchange rules.

(m)                               Finality and Binding Effect.  Any award shall be final and binding upon the Parties.

12.5                           Binding Effect; Assignment.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as expressly provided otherwise in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the Parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

(b)                                 Except as expressly set forth in Section 1.5, no assignment of this Agreement or of any rights or obligations hereunder may be made by EME or any Purchaser Party (by operation of law or otherwise) without the prior written consent of EME, in the case of assignment by any Purchaser Party, and the Purchaser, in the case of assignment by EME (which consent may be granted or withheld in either

EME’s or the Purchaser’s sole discretion), and any attempted assignment without the required consent shall be void.

12.6                           No Right of Set-Off.  Subject to Section 12.4, each Purchaser Party for itself and for its Subsidiaries, Affiliates, successors and permitted assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such Purchaser Party or any of its respective Subsidiaries, Affiliates, successors and permitted assigns has or may have with respect to the payment of any Aggregate Purchase Price or any other payments to be made by any Purchaser Party pursuant to this Agreement or any other document or instrument delivered by any Purchaser Party in connection herewith.

12.7                           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.  The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party’s execution of this Agreement.

12.8                           Entire Agreement; Amendments and Waivers.

(a)                                  This Agreement (including the Schedules and Exhibits hereto), the Related Agreements and the EME Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof and thereof.  There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement which are not fully expressed herein or therein.

(b)                                 This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any Party with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.9                           Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

12.10                     Table of Contents and Headings.  The table of contents, article, section and subsection headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

12.11                     Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when received, if delivered personally, (b) on the fifth (5th) Business Day after deposit with FedEx or other generally recognized overnight courier service of international standing (providing proof of delivery) with proper fees prepaid or (c) on the Business Day on which it is sent by facsimile or e-mail during regular business hours (or on the next Business Day after transmission if sent after regular business hours) with confirmed receipt the day of transmission, with a copy promptly sent in accordance with the provisions of the preceding clause (a) or (b), to the Parties at the following addresses or facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to EME, to:

Edison Mission Energy
18101 Von Karman Avenue
Irvine, California 92612
Attention:  General Counsel
Facsimile:  (949) 757-0807
Email: rvickers@edisonmission.com

With a copy to:

Edison International
2244 Walnut Grove Avenue
Rosemead, CA 91770
Attn:  General Counsel
Facsimile No.: (626) 302-4775
Email: dannerbe@sce.com

If to any Purchaser Party to:

Origin Energy Limited

Level 39

50 Bridge Street

Sydney, NSW 2000

Attention:  Bruce Beeren
Facsimile:  612 9235 1661
Email:  bruce.beeren@originenergy.com.au

With a copy to:

Clayton Utz

Level 19

1 O’Connell Street

Sydney, NSW 2000

Attention:  Graham Taylor
Facsimile:  612 8220 6700

Email:  gtaylor@claytonutz.com

12.12                     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement, and this Agreement will be interpreted, construed and enforced as if such invalid, void (or voidable) or unenforceable provision had never been contained herein, so long as the economic and legal substance of the Contemplated Transactions are not affected in a manner materially adverse to any Party hereto.

12.13                     Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

12.14                     Counterparts; Signature Page Delivery.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  The execution and delivery of this instrument by facsimile of the signature of the Party or an officer of a Party shall constitute due execution and delivery by that Party and shall bind that Party to the terms and conditions contained herein.

12.15                     Currency.  All amounts payable to or by any Party under this Agreement shall be paid in New Zealand Dollars, unless otherwise expressly specified.  All amounts set forth in this Agreement are denominated in New Zealand Dollars unless otherwise expressly specified.  Any conversions between currencies shall be based on the average of the exchange rates for such conversion published in the Wall Street Journal on each of the five (5) Business Days preceding the day on which such conversion is to be calculated for purposes of carrying out the terms of this Agreement.  If the Wall Street Journal is not published on a Business Day in question, then the exchange rate published in the New York Times on such Business Day shall be used or, if neither is published on such Business Day, then the exchange rate quoted on such Business Day, or quoted the nearest Business Day preceding such Business Day, by Citibank, N.A. (or its successor), in New York City, New York, shall be used.  For purposes of this Section 12.15 only, “Business Day” shall mean a Business Day in New York City, New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

EME:

EDISON MISSION ENERGY

By:	/s/ Thomas R. McDaniel
Name: Thomas R. McDaniel
Title: Chief Executive Officer

Purchaser:

ORIGIN ENERGY NEW ZEALAND LIMITED

By:	/s/ Graham Taylor
Name: Graham Taylor
Title: Attorney

Purchaser Parent:

ORIGIN ENERGY LIMITED ACN 000 051 696

By:	/s/ Benjamin Bolot
Name: Benjamin Bolot
Title: Manager, Business Development